EXHIBIT T3E-1

OFFERING MEMORANDUM

Wickes Inc.

Offer to Exchange

Cash and 10% Convertible Notes Due 2007
or 10% Convertible Notes Due 2007
for all outstanding
11 5/8% Senior Subordinated Notes Due 2003

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 3, 2003, UNLESS EXTENDED, WHICH WE REFER TO AS THE EXPIRATION DATE. WITHDRAWAL RIGHTS FOR ACCEPTANCES OF THE EXCHANGE OFFER WILL EXPIRE AT THAT TIME, UNLESS THE EXPIRATION DATE IS EXTENDED.

      We are offering to exchange either (i) cash and our 10% Convertible Notes due 2007 or (ii) our 10% Convertible Notes due 2007 for all $21,123,000 principal amount of our outstanding 11 5/8% Senior Subordinated Notes due 2003. We refer to our existing 11 5/8% Senior Subordinated Notes due 2003 as the existing notes, and to our 10% Convertible Notes due 2007 as the new notes. We also refer to the indenture governing the existing notes as the existing indenture and the indenture governing the new notes as the new indenture.

      If you elect to participate in the exchange offer, you may elect to receive, for each $1,000 principal amount of existing notes tendered, either (i) $500 in cash and $250 principal amount of new notes (which we refer to as the cash and new note option) or (ii) $1,000 principal amount of new notes (which we refer to as the new note option). In either case, if the exchange offer is completed, you will also receive accrued and unpaid interest on your existing notes at the existing coupon rate from June 16, 2003, the last interest payment date, through the closing date of the exchange offer. Participation in the exchange offer may only be in existing note denominations of $1,000 and integral multiples thereof.

      We are making the exchange offer because we do not expect to generate sufficient cash from operations to pay the existing notes when they mature on December 15, 2003. Therefore, even if all conditions to the exchange offer are satisfied or waived (including the condition that not less than 95% of the existing notes are validly tendered) and the exchange offer is completed, unless all existing notes are tendered in the exchange offer or we are otherwise able to purchase or repay existing notes, we expect to default on our payment obligation. In that event, an event of default will have occurred on our obligations under the existing indenture, as well as under all of our other indebtedness. Therefore, the principal and accrued interest on all of our indebtedness (approximately $122,537,000 as of June 28, 2003), if accelerated, will become immediately due and payable. If, as is currently anticipated, we are unable to obtain immediate financing to pay such amounts, we may seek to file a voluntary petition, or may have an involuntary petition filed against us by our creditors in a bankruptcy court under the U.S. Bankruptcy Code. It is difficult to predict the outcome of bankruptcy proceedings, but as described under “Summary — Our Liquidity Crisis,” it is likely you would lose all or a substantial portion of your investment in your existing notes in connection with any such proceeding.

      Imagine Investments, Inc., which together with certain of its affiliates beneficially owns approximately 51.2% of our common stock and may therefore be deemed to control the company, has agreed, subject to the satisfaction or waiver of certain conditions, to provide up to $10,500,000 of financing to the company solely to enable us to make the cash payments to holders of existing notes who elect to participate in the cash and new note option.

      We will pay interest on the new notes quarterly in arrears each March 15th, June 15th, September 15th, and December 15th. The new notes will bear 10% interest from the date of issuance until the maturity date of June 15, 2007. The first interest payment on the new notes will be on March 15, 2004. The new notes will be convertible, in whole or in part, at the option of the holder, into one share of our common stock for each $1.00 principal amount of new notes converted, at any time after our certificate of incorporation is amended to increase the number of shares of common stock we are authorized to issue. Our board of directors has approved this amendment to our certificate of incorporation and the holders of more than 50% of our outstanding common stock have committed to vote their shares in favor of the amendment, thus ensuring that the amendment will be approved no later than June 1, 2004, the date on which we expect to hold our 2004 annual meeting of stockholders. For a description of the new notes see “Description of the New Notes.”

      The new notes will be our general unsecured obligations and, as in the case of the existing notes, will rank subordinate to our senior credit facility and our senior secured notes due 2005 and equally with our other unsecured obligations.

      The completion, execution, and delivery of a Letter of Transmittal or the acceptance of the exchange offer through a participant in the Depository Trust Company’s Automated Tender Offer Program, known as ATOP, will be deemed to constitute your acceptance of the exchange offer unless properly withdrawn on or prior to the withdrawal deadline in the manner described herein.

      We urge you to read this document in its entirety, including the section describing risks relating to the exchange offer and our business. See “Risk Factors”.

      The exchange offer is conditioned upon the receipt of the consent of our senior lenders, which has not yet been obtained, the funding of an additional term loan under our senior credit facility or our entering into other financing arrangements pursuant to which we will borrow the funds to be paid to holders of existing notes who elect the cash and new note option and, as a result of our determination that certain of our consolidated financial statements must be restated as described under “Summary — Summary Consolidated Financial Data,” the filing with the SEC of amendments to certain of our SEC reports containing those restated consolidated financial statements. We cannot waive any of these conditions. The exchange offer is also subject to the valid tender of not less than $20,066,850 aggregate principal amount (i.e. 95%) of the existing notes and various other conditions that we have the right to waive in our sole discretion. There can be no assurance that the conditions that we cannot waive will be satisfied.

      Neither the new notes nor the common stock into which the new notes may be converted have been approved or disapproved by the Securities and Exchange Commission, any state or foreign securities authority or any other regulatory authority, nor has the SEC or any such authority passed upon the fairness or merits of these transactions or upon the accuracy or adequacy of the information contained in this offering memorandum. Any representation to the contrary is unlawful.

      The date of this offering memorandum is November 4, 2003.

      The new notes and the common stock into which the new notes may be converted have not been and will not be registered under the Securities Act of 1933 and are being offered in the United States in reliance on Section 3(a)(9) of the Securities Act.

      We are relying on Section 3(a)(9) of the Securities Act to exempt the exchange offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” The exchange offer is also, pursuant to Section 18(b)(4)(C) of the Securities Act, exempt from the registration and qualification requirements of state securities laws. We have no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the exchange offer. In addition, none of our financial advisors and no broker, dealer, salesperson, agent or any other person, is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the exchange offer. You must comply with all applicable laws and regulations in force in any applicable jurisdiction, and you must obtain any consent, approval or permission required for the purchase, offer or sale by you of the new notes under the laws and regulations in force in the jurisdiction to which you are subject or in which you make such purchase, offer or sale, and we will not have any responsibility therefor. We are relying on Section 3(a)(9) of the Securities Act to exempt the issuance of our common stock upon conversion of the new notes.

      Under current interpretations of the SEC, securities that are acquired in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. Unless you are an affiliate of our company: (1) your existing notes are free from restrictions on transfer; (2) we believe that the new notes you will receive, if you elect to participate in the exchange offer, and the common stock into which your new notes may be converted, will assume the same character as the existing notes that you tender in the exchange offer and will be deemed to be unrestricted securities; and (3) as a result, you will be able to freely transfer the new notes and the common stock into which your new notes may be converted.

      This offering memorandum summarizes documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of the information we discuss in this offering memorandum. In deciding whether to participate in the exchange offer and whether to elect the cash and new note option or the new note option, you must rely on your own examination of such documents, our company and the terms of the exchange offer and the new notes, including the merits and risks involved.

      We are not making any representation to any participant in this offering regarding the legality of this exchange under any legal, investment, or similar laws or regulations. You should not consider any information in this offering memorandum to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding the exchange offer. In deciding whether to participate in the exchange offer, you must rely on your own examination of our company and the terms of the exchange offer. The delivery of this offering memorandum or any offer to exchange made pursuant to this offering memorandum does not imply that there has been no change in our affairs or that the information set forth in this offering memorandum is correct as of any date after the date of this offering memorandum. You should not assume the information contained in this offering memorandum is accurate after the date on the front cover of this offering memorandum. Our business, financial condition, results of operations and prospects may have changed since that date.

      This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer is unlawful. The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders in any jurisdiction in which the making or acceptance of the exchange offer would not be in compliance with the laws of such jurisdiction. However, we may, in our sole judgment, take such action as we may deem necessary to extend the exchange offer to holders in such jurisdiction.

      We have no arrangement or understanding with any broker, dealer, agent or other person to solicit tenders of the existing notes. Regular employees of our company who will not receive additional compensation therefor may solicit tenders from holders.

      No person has been authorized to make any recommendation on behalf of us as to whether holders should tender existing notes pursuant to the exchange offer or whether to elect the cash and new note option or the new note option. No person has been authorized to give any information or to make any representation in connection with the exchange offer other than those contained in this offering memorandum. If made or given, such recommendation or any such information or representation must not be relied upon as having been authorized by us.

IMPORTANT

      We have included the following documents with this offering memorandum:

      (1) Letter of Transmittal (Blue); and

      (2) Notice of Guaranteed Delivery (Green).

      You must complete the letter of transmittal in order to ensure that your existing notes are validly deposited pursuant to the terms and conditions of the exchange offer.

      Questions and requests for assistance or additional copies of this offering memorandum, the letter of transmittal and the notice of guaranteed delivery may be directed to the information agent in connection with the exchange offer at the following address:

D. F. King & Co., Inc. 48 Wall Street New York, New York 10005 Toll-free telephone: (888) 869-7406

      If you wish to tender your existing notes in the exchange offer, you should either (i) complete and sign the accompanying applicable letter of transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have your signature thereon guaranteed (if required by the letter of transmittal) and send or deliver it together with any other required documents, including, without limitation, certificates evidencing your existing notes (or, in the case of existing notes delivered by book-entry transfer, confirmation of the transfer of such existing notes into the exchange agent’s account with The Depository Trust Company, or DTC, pursuant to the procedures set forth herein and in the letter of transmittal) to the exchange agent at the address and facsimile number set forth on the back cover of this offering memorandum, or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction on your behalf. A beneficial owner who has existing notes registered or held in an account in DTC in the name of a broker, dealer, commercial bank, trust company or other nominee must complete a letter of transmittal and deliver it to such broker, dealer, commercial bank, trust company or other nominee. Additional copies of the letter of transmittal and the other offering documents may be obtained from your broker, dealer or other nominee or from the information agent.

      DTC has authorized its participants that hold existing notes on behalf of beneficial owners to tender their existing notes as if they were the registered holders thereof. To tender existing notes, DTC participants should either (i) complete and sign the letter of transmittal, or a facsimile thereof, have the signature thereon guaranteed (if required by the letter of transmittal) and mail or deliver it to DTC or (ii) transmit their acceptance to DTC through the DTC Automated Tender Offer Program, or ATOP, and follow the procedure for book-entry transfer set forth under “The Exchange Offer — Procedures for Tendering Existing Notes — Book-Entry Delivery Procedures.” The letter of transmittal (or a facsimile thereof) properly completed and duly executed, along with any required signature guarantees and any other required documents, must in any case be transmitted to, and received by, the exchange agent on or prior to the expiration time, or the guaranteed delivery procedures described herein must be complied with.

      If you desire to tender your existing notes in the exchange offer and your existing notes are not immediately available, or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender your existing notes by following the procedures for guaranteed delivery set forth under “The Exchange Offer — Procedures for Tendering Existing Notes — Guaranteed Delivery.”

      This offering memorandum and the accompanying letter of transmittal contain important information that should be read before any decision is made with respect to the exchange offer.

      Neither we, the exchange agent, nor the information agent make any recommendation as to whether or not you should participate in the exchange offer. You must make your own decision concerning these matters. You should carefully consider the income tax consequences of accepting the exchange offer. See “Federal Income Tax Consequences.”

v

      Any statement contained in a document referred to in this offering memorandum or any supplement hereto is to be considered modified or replaced to the extent that a statement contained herein or in any supplement or any subsequently filed document modifies or replaces such statement. Any statement so modified or replaced is not to be considered, except as so modified or replaced, to be a part of this offering memorandum.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

Q:	Who is Wickes Inc.?

A:	We are a leading distributor of building materials and manufacturer of value-added building components in the United States, serving primarily building and remodeling professionals. Headquartered in Vernon Hills, Illinois, we distribute materials nationally and internationally, operating building centers in the Midwest, Northeast and South. Our web site, www.wickes.com, offers a full range of services about the building materials and construction industry. Our common stock is traded on the OTC Bulletin Board under the ticker symbol “WIKS.OB”.

Q:	Why are we making the exchange offer?

A:	The upcoming maturity of the existing notes on December 15, 2003 places great strain on our financial situation. As we previously disclosed in our SEC filings, we do not expect to generate sufficient cash from operations to pay the existing notes at maturity. Therefore, unless all existing notes are tendered in the exchange offer, we expect to default on our payment obligation, which, as described below could lead to the commencement of bankruptcy proceedings. The successful implementation of our debt restructuring plan, of which this exchange offer is an ongoing part, is expected to enable us to restructure a portion of our existing debt and thereby improve our balance sheet. It should also offer us the flexibility to develop the components of our business that we feel will bring positive results in the future.

Q:	Who may participate in the exchange offer?

A:	All holders of our existing notes may participate in the exchange offer.

Q:	What will you receive in the exchange offer?

A:	For each $1,000 principal amount of existing notes you tender you may elect to receive either (i) $500 in cash and $250 principal amount of new notes or (ii) $1,000 principal amount of new notes. In either case, if the exchange offer is completed, you will also receive $54.14 of accrued and unpaid interest on each $1,000 principal amount of existing notes from June 16, 2003, the day after the last interest payment date, through the closing date of the exchange offer.

Q:	What are the new notes?

A:	Our new 10% Convertible Notes due 2007. We describe the new notes in more detail under the section “Summary — The New Notes” and the section “Description of the New Notes.”

Q:	What payments do you currently have a right to receive as a holder of the existing notes?

A:	The existing notes entitle you to receive all accrued and unpaid interest at 11 5/8% from June 16, 2003, the day after the last interest payment date, through December 15, 2003, and at maturity on December 15, 2003, the return of your principal.

Q:	What payments would you receive following the exchange offer as a holder of the new notes?

A:	If you tender your existing notes and the exchange offer is consummated, you will be entitled to receive regular cash interest payments at a rate of 10% per annum on March 15th, June 15th, September 15th, and December 15th of each year, beginning on March 15, 2004. You will also be entitled to receive a return of your outstanding principal when the new notes, including any interest, mature on June 15, 2007. We describe the terms of the new notes in more detail in the section “Description of the New Notes.”

Q:	How do the new notes rank in right of payment with the company’s other indebtedness?

A:	The new notes will be our general unsecured obligations. The new notes will rank on a parity in right of payment with all of our existing and future unsecured indebtedness, including any existing notes that remain outstanding after the exchange offer.

The new notes will rank subordinate to our existing and future senior indebtedness, including our senior credit facility and our senior secured notes due 2005.

Q:	What are your conversion rights as a holder of new notes?

A:	You will have the right, at any time after our certificate of incorporation is amended to increase the number of shares of common stock we are authorized to issue, to convert your new notes (in whole or in part) into common stock of the company at the rate of one share of common stock for each $1.00 principal amount of new notes you elect to convert. Our board of directors has approved this amendment to our certificate of incorporation and the holders of more than 50% of our outstanding common stock have committed to vote their shares in favor of the amendment, thus ensuring that the amendment will be approved no later than June 1, 2004, the date on which we expect to hold our 2004 annual meeting of stockholders. The conversion price and the number of shares issuable to you upon conversion may be adjusted under certain circumstance to protect you from being diluted. Based on the $0.70 per share closing price of our common stock as reported on the Nasdaq OTC Bulletin Board on November 3, 2003, the last trading day prior to the printing of this offering memorandum, the conversion premium (i.e., the amount by which the conversion price of the new notes exceeds that sale price) is approximately 43%.

Q:	Does the company have the right to redeem the notes before maturity?

A:	Yes. Provided no default or event of default under the new indenture has occurred and is continuing, we may redeem all or a portion of the new notes at any time upon at least 30 days written notice for a price equal to 105% of the principal amount of the new notes being redeemed if the new notes are redeemed on or before December 15, 2005 and at par at any time after that date, plus, in each case, accrued and unpaid interest to the date of redemption. However, such redemption will not be permitted under our current senior credit facility.

Q:	What will happen if existing notes remain outstanding after the exchange offer and, as is currently anticipated, we do not have sufficient funds to repay the principal of the existing notes and accrued and unpaid interest on December 15, 2003?

A:	In that event, an event of default will have occurred on our obligations under the existing indenture, as well as under all our other indebtedness, including our senior credit facility, our senior secured notes due 2005 and, if the exchange offer is completed, the new notes. Therefore, the principal and accrued interest on the existing notes and our other indebtedness, including our senior credit facility, our senior secured notes due 2005 and, if the exchange offer is completed, the new notes, may be accelerated and become immediately due and payable. If, as is currently anticipated, we are then unable to obtain immediate financing to pay such amounts, we may seek to file a voluntary petition, or may have an involuntary petition filed against us by our creditors in a bankruptcy court under the U.S. Bankruptcy Code. It is difficult to predict the outcome of bankruptcy proceedings, but it is likely you would lose all or a substantial portion of your investment in any existing notes you retain or new notes you acquire in the exchange offer. For additional information concerning liquidation values, see “Summary — Our Liquidity Crisis.”

Q:	How do you participate in the exchange offer?

A:	To participate in the exchange offer, you must deliver:

• a completed letter of transmittal or an agent’s message if the existing notes are tendered through DTC’s Automated Tender Offer Program, or ATOP; and

• the existing notes or a notice of guaranteed delivery, unless the existing notes are tendered through ATOP. All of these documents must be delivered to the exchange agent before the expiration date of the exchange offer. For more information on how to participate in the exchange offer, please see “The Exchange Offer — Procedures for Tendering Existing Notes.”

Q:	What are the conditions to the exchange offer?

A:	The exchange offer is conditioned upon the receipt of the consent of our senior lenders, which has not yet been obtained, and the funding of an additional term loan under our senior credit facility or our entering into other financing arrangements pursuant to which we will borrow the funds to be paid to holders of existing notes who elect the cash and note option. We describe these conditions in more detail under “The Exchange Offer — Conditions to the Exchange Offer.” The closing of the exchange offer is also subject to our filing with the SEC an amendment to our Annual Report on Form 10-K for the fiscal year ended December 28, 2002 containing our restated audited financial statements for fiscal year 2002, 2001 and 2000, as well as amendments to our Quarterly Reports on Form 10-Q for the quarters ended March 29, 2003 and June 28, 2003 containing restated unaudited consolidated financial statements for the first two quarters of fiscal 2002. We describe this condition in more detail under “Summary — Summary Consolidated Financial Data.” We do not have the right to waive any of these conditions. The exchange offer is also subject to the valid tender of not less than $20,066,850 aggregate principal amount (i.e., 95%) of the existing notes and various other conditions that we have the right to waive in our sole discretion. There can be no assurance that the conditions that we cannot waive will be satisfied. We will not be required, but we reserve the right to accept for exchange existing notes tendered (or, alternatively, we may terminate the offer) if any of the conditions of the exchange offer that we are permitted to waive as described under “The Exchange Offer — Conditions to the Exchange Offer” remain unsatisfied.

Q:	When does the exchange offer expire?

A:	The exchange offer will expire at 5:00 p.m., New York City time, on Wednesday, December 3, 2003, unless extended by us in our sole discretion.

Q:	May you withdraw your tender of existing notes?

A:	Yes. You may withdraw any tendered existing notes at any time prior to 5:00 p.m., New York City time, on Wednesday, December 3, 2003, the expiration date, unless extended. In addition, you may withdraw any tendered existing notes if we have not accepted them for exchange after the expiration of 40 business days from the date of this offering memorandum.

Q:	Who will pay the fees and expenses associated with the exchange offer?

A:	We will bear all fees and expenses incurred in connection with consummating the exchange offer. See “The Exchange Offer — Fees and Expenses.”

Q:	Who can answer your questions concerning the exchange offer?

A:	If you have any questions about the exchange offer or how to submit your letter of transmittal, or if you need additional copies of this offering memorandum or of our Annual Report on Form 10-K for the fiscal year ended December 28, 2002 or our Quarterly Report on Form 10-Q for the quarter ended June 28, 2003, you should contact the exchange agent or the information agent. HSBC Bank USA is the exchange agent. Its address is Lower Level, One Hanson Place, Brooklyn, New York 11243, Ref: Issuer Services, Attn: Paulette Shaw, and its telephone number is (718) 488-4475. The information agent is D. F. King & Co., Inc. Its address is 48 Wall Street, New York, New York 10005, and its toll-free telephone number is (888) 869-7406. As described under “Incorporation of Documents by Reference” copies of our SEC reports, the existing indenture and the proposed form of the new indenture are available from the company. Its address is 706 N. Deerpath Drive, Vernon Hills, IL 60061, Attn: James A. Hopwood, and its telephone number is (847) 367-3414.

SUMMARY

      This section summarizes information found in greater detail elsewhere in this offering memorandum. Because this is a summary, it does not contain all of the information that may be important to you in making your investment decision. In addition, we urge you to read the entire offering memorandum carefully, especially the risks discussed under “Risk Factors,” before deciding whether to hold your existing notes or tender them for purchase or exchange. We also encourage you to review the financial statements and other information provided in the reports and other documents that we file with the Securities and Exchange Commission, as described under “Where You Can Find More Information.”

Wickes Inc.

      We are a leading supplier of building materials and manufacturer of building components in the United States. We sell our products and services primarily to residential and commercial building professionals, repair and remodeling contractors and, to a lesser extent, do-it-yourself consumers involved in major home improvement projects. At October 15, 2003, the Company operated 52 sales and distribution facilities, as well as 10 component manufacturing facilities that produce and distribute roof and floor trusses, framed wall panels, and pre-hung door units principally in the Midwestern, Northeastern, and Southern regions of the United States.

      Our mission is to be the premier provider of building materials and services and manufacturer of value-added building components to the professional segments of the building and construction industry.

      We target five customer groups: the production or volume builder; the custom builder; the tradesman; the repair and remodeler; and the commercial developer. Our marketing approach encompasses three channels of distribution: large metropolitan areas or “Major Markets”, smaller rural and semi-rural areas or “Conventional Markets”, and commercial, direct ship and turnkey construction or “Wickes Direct”. In Major Markets, we serve the national, regional, and large local builder with a total solutions approach and specialized services. In Conventional Markets, we provide the smaller builder with tailored products and services. In Wickes Direct, we provide materials flow and logistics management services to commercial customers. We also serve building professionals through our network of 10 component manufacturing facilities that produce value-added, wood framed wall panels, roof and floor truss systems, and pre-hung interior and exterior doors.

      Our management is implementing a plan to reorganize and improve productivity and performance in sales, gross margins, labor management, inventory turnover, receivables collections and overhead costs. The results have shown and we believe they will continue to show improvements in sales, reductions in administrative expense, selling expense and headcount (which has resulted in a reduction in corporate overhead expense of approximately 50% since May 2003), the elimination of 46 non-strategic operating units since December 2001 and improvements in employee productivity. As part of this reorganization, we have and intend to relaunch a number of our previous initiatives including installed products and manufactured components. Also, management is requiring our operating units to adhere to stricter standards in customer profitability, labor productivity and working asset turnover that it believes will form the basis for a successful building materials business going forward.

      We were formed in 1987 as a Delaware corporation. In June 1997, we changed our corporate name to “Wickes Inc.” We have and continue to conduct our primary operations under the “Wickes Lumber” name.

      Our executive offices are located at 706 North Deerpath Drive, Vernon Hills, Illinois 60061, and our telephone number is (847) 367-3414. Our common stock trades on the OTC Bulletin Board under the ticker symbol “WIKS.OB.”

Our Liquidity Crisis

      As we previously disclosed in our SEC filings, we do not expect to generate sufficient cash from operations to pay the principal amount of the existing notes when they mature on December 15, 2003. The purpose of the exchange offer is to give us relief from this impending maturity date by exchanging the existing notes for cash and new notes or new notes. If an insufficient number of holders of existing notes participate in the exchange offer, it is likely we will not be able to pay the principal amount and the accrued and unpaid interest due on the existing notes on their maturity date. In that event, an event of default will have taken place under the existing indenture, our senior credit facility and the indenture governing our senior secured notes due 2005, allowing our senior lenders to immediately accelerate the maturity of the indebtedness under our senior credit facility and our senior secured notes due 2005. If that were to occur, unless we were able to obtain additional financing to repay the senior credit facility, the senior secured notes due 2005 and the outstanding existing notes (which we believe is highly unlikely), we may be forced to petition for relief under the U.S. Bankruptcy Code, or our creditors may file an involuntary petition against us. While it is impossible to predict the outcome of such proceedings, it is likely that you will lose all or a substantial portion of your investment in the existing notes in connection with any such proceeding. In addition, as described below, in our opinion, the recovery that would be received by holders of the existing notes in a liquidation scenario, if any, would very likely be materially less than they would receive under the cash and new note option of the exchange offer.

      Our consolidated annual financial statements at December 28, 2002 have been prepared assuming that we will continue as a going concern. However, there is substantial doubt about our ability to continue as a going concern. Except for a valuation allowance against our deferred tax assets, our consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that could result should we be unable to continue as a going concern. If we are not successful in consummating the exchange offer, in generating sufficient cash from operating activities to meet our financial obligations or in obtaining outside sources of funding, we might be unable to continue operations and may be required to liquidate our entire operations in a bankruptcy proceeding. In connection with its analysis of our current financial condition and a review of existing options for addressing the company’s liquidity crisis, our board of directors recently obtained appraisal reports from nationally recognized independent firms to obtain a perspective on the net liquidation value as of July 31, 2003 of our eligible inventory, accounts receivable, machinery and equipment and real estate. The following tables reflect the results of the liquidation analysis based on the orderly liquidation value of assets and the forced liquidation value of assets estimated by the independent appraisals. For purposes of this analysis, it is assumed that in an orderly liquidation the asset sales occur over a period of 90 to 180 days (depending on the nature of the asset) and that in a forced liquidation the sales occur over a period of less than 90 days.

	(Dollars in thousands)
	Gross Value	Orderly		Forced
	as of July 31,	Liquidation	% of	Liquidation	% of
	2003	Value	Gross Value	Value	Gross Value

Inventory	$52,692	$33,510	63.6%	$21,358	40.5%
Accounts Receivable	57,281	43,000	75.1	37,900	66.2
Machinery & Equipment	7,797	5,750	73.7	5,750	73.7
Real Estate	62,330	42,927	68.9	39,950	64.1

Total	$180,100	$125,187	69.5%	$104,958	58.3%

Orderly Liquidation Recovery

(Dollars in thousands)

Orderly Liquidation Value of Assets	$125,187
Less Assumed Liquidation Expenses	(3,000)
Net Value Available to Creditors	$122,187

Secured Creditors:

	Amount
	Outstanding
	as of July 31,	Amount
	2003	Repaid	% Repaid

Accrued Property Taxes(1)	$1,101	$1,101	100.0%
Senior Credit Facility	64,272	64,272	100.0
Senior Secured Notes	36,974	36,974	100.0
Priority Accrued Expenses(2)	7,049	7,049	100.0

	109,396

Net Value Available To Creditors	122,187
Less Total Priority Accrued Expenses and Secured Debt	(109,396)

Net Value Remaining to Unsecured Creditors	$12,791

Unsecured Creditors:

	Amount
	Outstanding
	as of July 31,	% of Total	Value to
	2003	Unsecured	Class	% Recovery

Existing Notes	$21,123	38.5%	$4,926	23.3%
Accounts Payable	30,599	55.8	7,136	23.3
Accrued Expenses	3,124	5.7	729	23.3

(1)	Assumes property taxes will be paid in order to release the liens to allow for sale or liquidation of our real estate.

(2)	Represents accrued expenses payable before the general unsecured creditors in a bankruptcy, including without limitation, accrued payroll, income taxes, interest on the senior secured notes and insurance.

Forced Liquidation Recovery

(Dollars in thousands)

Forced Liquidation Value of Assets	$104,958
Less Assumed Liquidation Expenses	(3,000)
Net Value Available to Creditors	$101,958

Secured Creditors:

	Amount
	Outstanding
	as of July 31,	Amount
	2003	Repaid	% Repaid

Accrued Property Taxes(1)	$1,101	$1,101	100.0%
Senior Credit Facility	64,272	64,272	100.0
Senior Secured Notes	36,974	36,585	98.9
Priority Accrued Expenses(2)	7,049	-0-	0.0

	109,396

Net Value Available To Creditors	101,958
Less Total Priority Accrued Expenses and Secured Debt	(109,396)

Net Value Remaining to Unsecured Creditors	$-0-

Unsecured Creditors:

	Amount
	Outstanding
	as of July 31,	% of Total	Value to
	2003	Unsecured	Class	% Recovery

Existing Notes	$21,123	38.5%	$-0-	0.0%
Accounts Payable	30,599	55.8	-0-	0.0
Accrued Expenses	3,124	5.7	-0-	0.0

(1)	Assumes property taxes will be paid in order to release the liens to allow for sale or liquidation of our real estate.

(2)	Represents accrued expenses payable before the general unsecured creditors in a bankruptcy, including without limitation, accrued payroll, income taxes, interest on the senior secured notes and insurance.

      Although the amounts realizable by us in an orderly liquidation or a forced liquidation of our assets and the expenses that would be incurred by us in connection with a liquidation may actually be higher or lower than those estimated as of July 31, 2003 in the liquidation analysis, management believes that the net value available to creditors in either an orderly liquidation or a forced liquidation is a reasonable estimate under the circumstances. Management believes that it is reasonable to assume that, if we were to be liquidated in connection with a bankruptcy proceeding, additional liabilities would further reduce amounts available to unsecured creditors, including, without limitation, lease rejection costs (estimated at approximately $1,000,000), warranty claims and, if available, debtor-in-possession loan financing costs.

      The net value remaining for holders of existing notes in an orderly liquidation as of July 31, 2003 is estimated to be $4,926,000, or 23.3% of the $21,123,000 outstanding principal amount of the existing notes. Under this scenario, it is estimated that a holder of $1,000 principal amount of existing notes would have received $233 in cash plus $3.49 of accrued and unpaid interest if we had been liquidated as of July 31, 2003.

      No amount is estimated to remain available for holders of existing notes in a forced liquidation as of July 31, 2003.

      Our board of directors is unable to predict whether the new notes will trade immediately following the exchange offer (if the exchange offer is consummated) and, if the new notes do trade, the prices at which they will trade. Nevertheless, our board has concluded, based on the liquidation analysis described above, that the amount of cash being offered in the cash and new note option is approximately $267 more than the estimated amount a holder of $1,000 principal amount of existing notes would receive in an orderly liquidation of the company and $500 more than a holder of $1,000 principal amount of existing notes would receive in a forced liquidation of the company.

The Exchange Offer

      The material terms of the exchange offer are summarized below and under “Questions and Answers About the Exchange Offer.” In addition, we encourage you to read the risks discussed under “Risk Factors” and the detailed descriptions in the sections entitled “The Exchange Offer” and “Description of the New Notes”.

Securities for Which We Are Making the Exchange Offer	We are making the exchange offer for all of our 11 5/8% Subordinated Notes due 2003, of which $21,123,000 principal amount are outstanding. The CUSIP number of the existing notes is 967446AA3.

The Exchange Offer	For every $1,000 in principal amount of existing notes that you tender prior to the expiration date, you may elect to receive either (i) $500 in cash and $250 principal amount of our convertible notes due 2007 in the cash and new note option or (ii) $1,000 principal amount of our convertible notes due 2007 in the new note option.

Any existing notes not exchanged will remain outstanding. To participate in the exchange offer, your existing notes must be properly tendered before the expiration date. Subject to our satisfaction or (to the extent we are permitted to do so) waiver of the conditions to the exchange offer, all existing notes that are validly tendered and not withdrawn will be accepted for exchange.

Expiration Date	The expiration date of the exchange offer will be 5:00 p.m., New York City time, on Wednesday, December 3, 2003, unless extended by us in our sole discretion.

Closing Date	The closing of the exchange offer will be as promptly as practicable after the expiration date.

Conditions to the Exchange Offer	The exchange offer is conditioned upon the receipt of the consent of our senior lenders, which has not yet been obtained, the funding of an additional term loan or our entering into other financing arrangements pursuant to which we will borrow the funds to be paid to holders of existing notes who elect the cash and new note option and our filing with the SEC of amendments to certain of our SEC reports containing restated consolidated financial statements. We cannot waive any of these conditions.

The exchange offer is also subject to the valid tender of not less than $20,066,850 aggregate principal amount (i.e. 95%) of the existing notes, which we have the right to waive in our sole discretion.

The exchange offer is also conditioned upon the absence, without limitation, of any of the following events, which conditions we may waive in our sole discretion:

• a business development, lawsuit or investigation which would likely have a material adverse affect on our business;

• any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets;

• any significant impairment to the extension of credit by banking institutions, or to the regular trading of equity or debt securities in the United States; or

• the commencement or significant worsening of a war or armed hostilities or other national or international calamity, including, but not limited to, additional catastrophic terrorist attacks against the United States or its citizens.

Withdrawal Rights	Existing notes tendered may be withdrawn any time at or prior to 5:00 p.m., New York time, on the expiration date by following the procedures described in this offering memorandum. In addition, tendered existing notes may be withdrawn if we have not accepted them for exchange after the expiration of 40 business days from the date of this offering memorandum.

Required Approvals	No federal or state regulatory requirements must be complied with and no approvals need be obtained in the United States in connection with the exchange offer, other than those with which we have complied or will comply, or those approvals which we have obtained or will obtain, including the qualification with the SEC of the new indenture pursuant to the Trust Indenture Act of 1939, as amended.

Appraisal Rights	You do not have dissenters’ rights or appraisal rights with respect to the exchange offer.

Certain Federal Income Tax Consequences for Holders of Existing Notes	The exchange of existing notes for cash and new notes or for new notes should be treated as a taxable exchange for federal income tax purposes, and a tendering holder generally would recognize gain or loss, if any, on the exchange. The determination of the amount and character of such gain or loss would depend on various factors. See “Federal Income Tax Consequences.”

The conversion of new notes into common stock should not be treated as a taxable exchange for United States federal income tax purposes, and a converting holder generally would not recognize gain or loss in conversion.

Brokerage Commissions	You are not required to pay any brokerage commissions in connection with the exchange offer.

Information Agent	D. F. King & Co., Inc.

Exchange Agent	HSBC Bank USA

Further Information	Additional copies of this offering memorandum and other materials related to the exchange offer may be obtained by contacting the information agent. For questions regarding the exchange offer and procedures to be followed for tendering your existing notes, please contact the exchange agent or the information agent.

The New Notes

Notes Offered	Up to $21,123,000 in original aggregate principal amount of our 10% Convertible Notes due 2007.

Maturity Date	June 15, 2007

Ranking and Collateral	The new notes will be our general unsecured obligations. The new notes will rank on a parity in right of payment with all of our existing and future unsecured indebtedness, including the existing notes, to the extent existing notes remain outstanding after the exchange offer. The new notes will rank subordinate to our existing and future senior indebtedness, including our senior credit facility (including that portion of the indebtedness under the facility to be incurred to finance the cash and new note option under the exchange offer) and our senior secured notes due 2005.

Interest Payment Dates	We will pay interest on the new notes quarterly in arrears on March 15th, June 15th, September 15th and December 15th of each year, or if that day is not a business day, the first business day thereafter, to holders of record at the close of business on the first business day of the month immediately preceding each interest payment date. The new notes will bear 10% interest from the date of issuance through the maturity date of the new notes.

The first interest payment will be on March 15, 2004 and consist of the interest on your new notes from the date immediately following the closing date of the exchange offer through the first interest payment date.

Conversion	The new notes will be convertible, in whole or in part, at the option of the holder, into one share of our common stock for each $1.00 principal amount of new notes converted, at any time after our certificate of incorporation is amended to increase the number of shares of common stock we are authorized to issue. Our board of directors has approved this amendment and the holders of more than 50% of our outstanding common stock, one of whom disclaims membership with such other holders in a “group” under the federal securities laws, have committed to vote their shares in favor of the amendment, thus ensuring that the amendment of our certificate of incorporation will be approved no later than June 1, 2004, the date on which we expect to hold our 2004 annual meeting of stockholders. Our common stock and certain historical market price information is described under “Description of the New Notes.”

Optional Redemption	Under the new indenture, so long as no default or event of default has occurred and is continuing, we will have the option of redeeming the new notes at any time prior to maturity upon at least 30 days written notice at 105% of the principal amount if we redeem the new notes in this manner from the issue date through December 15, 2005 and at par if the new notes are redeemed after that date, plus, in each case, accrued and unpaid interest to the redemption date. However, such redemption will not be permitted under our senior credit facility.

Securities Law Restrictions	Under current interpretations of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. Unless you are an affiliate of our company: (1) your existing notes are free from restrictions on transfer; (2) we believe that the new notes you will receive, if you elect to participate in the exchange offer, and the common stock issued upon conversion of the new notes, will assume the same character as the existing notes that you tender in the exchange offer and will be deemed to be unrestricted securities; and (3) as a result, you will be able to freely transfer the new notes and the common stock issued upon conversion of the new notes.

PORTAL	The existing notes are eligible for trading on the Private Offerings, Resale and Trading through Automated Linkages market, known as PORTAL. The existing notes are not listed on a national securities exchange. Trading activity for the existing notes is limited and sporadic, and prices may fluctuate significantly depending on the volume of trading in the existing notes.

We do not expect to list the new notes on a national securities exchange, but will designate them eligible for trading in the PORTAL market. The trading market for the new notes, and for any existing notes remaining outstanding following completion of the exchange offer, will likely be limited and sporadic, and prices may fluctuate significantly depending on the volume of trading in the new notes and any existing notes remaining outstanding after the exchange offer.

Form and Denomination	The new notes will be issued only in the form and denomination of the existing notes for which they are exchanged. The new notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC’s nominee, in the form of a global note. Holders of the new notes will own book-entry interests in the global note evidenced by the records maintained by DTC. See “The Exchange Offer — Procedures for Tendering Existing Notes.”

Interests in the global note and the definitive new notes, if any, will be issued in minimum denominations of $250 and multiples of $250.

Governing Law	The new notes and their governing indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Summary Consolidated Financial Data	The Summary Consolidated Financial Data that appear on page 14 are derived from our previously issued consolidated financial statements.

Subsequent to the issuance of our consolidated financial statements, we determined that certain interest, employee benefits and manufacturing related expenses incurred during fiscal years 2002, 2001 and 2000 were not properly classified. Although these misclassifications did not affect our previously reported net sales or net income (loss), management and the audit committee of our board of directors have concluded that we should restate our financial statements for fiscal years 2002, 2001 and 2000. As a result of this determination, we are not incorporating by reference in this offering memorandum the Selected Financial Data, Management’s Discussion and Analysis of Financial Condition and Results of Operations or the Financial Statements and Supplementary Data that appear in our Annual Report on Form 10-K for the fiscal year ended December 28, 2002. Prior to the expiration date and as a condition to the closing of the exchange offer, we will file with the SEC an amendment to our Form 10-K for the year ended December 28, 2002 containing our restated consolidated financial statements for fiscal 2002, 2001 and 2000, revisions to the other sections of the Form 10-K referred to in the preceding sentence and the opinion of our independent auditors on our restated financial statements. Our auditors have advised us that their report on the restated financial statements will include an explanatory paragraph relating to the company’s ability to continue as a going concern. We will also file amendments to our Quarterly Reports on Form 10-Q for the quarters ended March 29, 2003 and June 28, 2003 containing our unaudited restated consolidated financial statements for the first two quarters of 2002. We will distribute a supplemental offering memorandum which will amend and restate the Summary Consolidated Financial Data on the next page and will incorporate by reference when filed with the SEC the Annual Report on Form 10-K/A for the fiscal year ended December 28, 2002 and the Quarterly Reports on Form 10-Q/A for the quarters ended March 29, 2003 and June 28, 2003 as soon as practicable.

      For a description of certain considerations that should be taken into account in connection with the exchange offer and an investment in the new notes, see “Risk Factors”.

Summary Consolidated Financial Data

WICKES INC. AND SUBSIDIARIES

(in thousands, except ratios and per share data)

	Six Months Ended		Fiscal Year Ended

	June 28,	June 29,	Dec. 28,	Dec. 29,	Dec. 30,	Dec. 25,	Dec. 26,
	2003	2002	2002	2001	2000	1999	1998

Income Statement Data:
Net Sales	228,654	295,940	577,731	710,000	726,375	777,244	631,209
Gross Profit(1)	46,218	61,883	114,013	145,614	149,563	153,775	127,625
Selling, general and administrative expense(1)	58,365	58,947	112,884	143,587	145,193	132,976	116,791
Depreciation and amortization	1,934	2,283	4,301	5,239	4,710	4,764	3,860
Provision for doubtful accounts	438	766	1,281	916	727	1,331	2,402
Impairments	—	—	12,894	—	—	—	—
Store closing costs and other charges	5,015	1,747	3,554	1,744	—	—	5,932
Other operating income	(1,284)	(2,212)	(2,941)	(3,421)	(13,163)	(3,682)	(4,415)
(Loss) Income from continuing operations before interest and taxes(1)	(18,250)	352	(17,960)	(2,451)	12,096	18,386	3,055
Interest expense(1)	7,131	8,491	16,029	21,787	24,322	23,302	21,632
(Loss) from continuing operations before income taxes(1)	(25,381)	(8,139)	(33,989)	(24,238)	(12,226)	(4,916)	(18,577)
Income tax provision (benefit)	19,691	(2,909)	(13,503)	(8,648)	(3,745)	(1,418)	(6,494)
Loss from continuing operations(1)	(45,072)	(5,230)	(20,486)	(15,590)	(8,481)	(3,498)	(12,083)
(Loss) income from discontinued operations(1)	(385)	3,745	29,613	8,516	11,335	11,086	11,118
Net (loss) income	(45,457)	(1,485)	9,127	(7,074)	2,854	7,588	(965)
Per Share Data:
Loss from continuing operations per common share — basic and diluted	(5.43)	(0.63)	(2.47)	(1.88)	(1.03)	(0.43)	(1.47)
(Loss) income from discontinued operations per common share — basic	(0.04)	0.45	3.57	1.03	1.37	1.35	1.36
(Loss) income from discontinued operations per common share — diluted	(0.04)	0.45	3.52	1.01	1.34	1.33	1.35
Net (loss) income per common share — basic	(5.47)	(0.18)	1.10	(0.85)	0.35	0.92	(0.12)
Net (loss) income per common share — diluted	(5.47)	(0.18)	1.08	(0.85)	0.34	0.91	(0.12)
Weighted average common shares — basic	8,307,984	8,286,837	8,293,261	8,277,190	8,249,774	8,216,265	8,197,542
Weighted average common shares — diluted	8,307,984	8,402,471	8,416,481	8,403,742	8,466,383	8,330,571	8,248,967
Operating Data:
Depreciation and amortization (including amounts reported as cost of sales)	2,466	2,938	5,545	7,188	6,280	5,400	4,352
Deferred financing cost amortization	1,354	772	1,586	1,449	1,274	1,510	1,447
Capital expenditures	2,033	488	1,883	9,222	7,898	7,216	4,446
Net cash (used in) provided by operating activities	(33,082)	2,062	28,459	(453)	22	(15,372)	(5,450)
Net cash provided by (used in) investing activities	8,779	3,421	81,624	(7,397)	(7,486)	(16,281)	(274)
Net cash provided by (used in) financing activities	24,293	(7,923)	(107,626)	(4,860)	(5,478)	27,086	975
Net cash provided by (used in) discontinued operations	—	2,448	(2,570)	12,662	13,091	4,574	4,738
Balance Sheet Data (at period end):
Working capital continuing operations	50,211	118,135	49,456	93,075	107,655	125,751	104,921
Total assets	157,946	293,156	173,987	297,073	300,936	334,009	292,183
Total long-term debt, less current maturities	99,539	184,391	67,363	193,253	200,403	220,742	191,961
Total stockholders’ (deficit) equity	(9,427)	25,400	36,030	26,771	33,896	30,819	23,148
Other Data:
Ratio of earnings to fixed charges(2)	(1.83)	0.28	(0.69)	0.09	0.81	0.82	0.26
Same store sales growth	(11.1)%	(1.7)%	(9.4)%	(2.4)%	(7.4)%	22.1%	8.5%
Building centers open at end of period (excluding discontinued operations)	52	60	58	67	70	70	70

(1)	See “Summary Consolidated Financial Data” beginning on page 12 for discussion of the company’s plans to restate this information.

(2)	For the computation of this ratio, earnings consist of income (loss) from continuing operations before income taxes and fixed charges. Fixed charges consist of interest expense and a portion of operating lease rental expense that is representative of the interest factor attributable to interest expense. Such earnings were insufficient to cover fixed charges by $25.4 million, $8.1 million, $34.0 million, $24.2 million, $5.4 million, $4.9 million, and $18.6 million for the years ended June 28, 2003, June 29, 2002, December 28, 2002, December 29, 2001, December 30, 2000, December 25, 1999 and December 26, 1998, respectively.

RISK FACTORS

      Holding the new notes, as well as retaining any existing notes, presents a high degree of risk. In addition to other information contained in this offering memorandum, we urge you to consider these risks in making your decision regarding whether to tender the existing notes you hold in the exchange offer.

Factors Relating to the Exchange Offer

If a Sufficient Number of Holders Do Not Participate in the Exchange Offer, We May Not Be Able to Pay All the Principal or the Accrued and Unpaid Interest on the Existing Notes.

      The existing notes will mature December 15, 2003. Using our current cash flow projections, it is unlikely that we will be able to pay the principal or the accrued and unpaid interest on existing notes on that date. The purpose of the exchange offer is to give us relief from this impending maturity date by exchanging the existing notes for cash and new notes or new notes. If an insufficient number of holders of existing notes participate in the exchange offer, and we are otherwise unable to refinance our existing notes, it is likely we will not be able to pay the principal or interest due on the existing notes on their maturity date. We believe that we are currently not likely to find a source of financing to fund the amounts due on the existing notes. If we do not pay the principal amount of and the accrued and unpaid interest on the outstanding existing notes on the maturity date, an event of default will have taken place under the existing indenture, our senior credit facility and our senior secured notes due 2005, allowing our senior lenders and the holders of our senior secured notes due 2005 to immediately accelerate the maturity of that indebtedness. In that event, unless we were able to obtain additional financing to repay the senior credit facility and the outstanding existing notes, we may be forced to petition for relief under the U.S. Bankruptcy Code, or our creditors may file an involuntary petition against us. While it is impossible to predict the outcome of such proceedings, it is likely that you will lose some or all of your investment in the existing notes in connection with any such proceeding. In addition, in our opinion, the recovery that would be received by holders of the existing notes in a liquidation scenario would very likely be materially less than they would receive in the cash and new note option. See “Summary — Our Liquidity Crisis” for additional information.

If the Exchange Offer is Not Successful, Our Inability to Generate Sufficient Cash Flows Could Severely Impact Our Ability to Continue as a Going Concern.

      Our consolidated financial statements have been prepared assuming that we will continue as a going concern. However, due to our liquidity condition, there is substantial doubt about our ability to continue as a going concern. Except for a valuation allowance against our deferred tax assets, our consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that could result should we be unable to continue as a going concern. If we are not successful in consummating the exchange offer, in generating sufficient cash from operating activities to meet our financial obligations or in obtaining outside sources of funding, we might be unable to continue operations and may be required to liquidate our entire operations. If we are required to liquidate our operations, you will likely incur a significant loss, and your overall recovery on your existing notes will very likely be materially less than what you would receive if the exchange offer were consummated.

If the Exchange Offer is Not Successful, We Also Face a Substantial Risk of Reorganization-Related Proceedings.

      If we default on our existing notes, some or all of our creditors may attempt to take legal action against us, including instituting a reorganization proceeding or filing an involuntary petition against us under the U.S. Bankruptcy Code. Further, we may choose to institute a voluntary reorganization proceeding under the U.S. Bankruptcy Code. If any such proceedings were to be instituted, we could not predict the duration thereof or the ability of holders of existing notes to influence the outcome of such proceedings. A reorganization proceeding is likely to result in significant changes to our existing obligations, including the existing notes, which could include, among other things, the cancellation or rescheduling of all or part of those obligations. During the pendency of any such proceeding, our ability to operate or manage our business, to retain employees, to maintain existing or create new customer relationships, to continue to collect payments from our customers or to obtain any type of funding or financing would likely be materially adversely affected. Holders of existing notes may receive little or no meaningful recovery from a bankruptcy/liquidation.

We May Not Be Able to Repay or Refinance the New Notes When They Mature.

      Although the exchange offer will delay the maturity of our debt, giving us more time to continue our efforts to restructure our business, we will remain highly leveraged following its completion. Our ability to service our debt following the exchange offer, including our payment obligations under our senior credit facility, our senior secured notes due 2005, the new notes and other financial obligations, will depend upon our future operating performance, which in turn is subject to market conditions and other factors, including factors beyond our control. Accordingly, there can be no assurance that we will have, or will be able to obtain, sufficient funds to repay the new notes when they become due.

You May Suffer a Reduction in the Market Value of Your Existing Notes if the Exchange Offer is Not Completed.

      By participating in the exchange offer, you are agreeing to exchange your existing notes for either cash and new notes or for new notes. Once your existing notes are tendered, you will be unable to trade your existing notes in the open market or otherwise, unless you withdraw your tender. In the event that our senior lenders do not consent to the exchange offer or the exchange offer is not consummated for any reason, your existing notes will be released to you and will be freely tradable as before. However, the fact that we were unable to complete the exchange offer and the impending maturity of the existing notes shortly after the scheduled expiration date of the exchange offer may substantially reduce the liquidity and market value of your existing notes.

If You Do Not Tender Your Existing Notes and the Exchange Offer is Consummated, There Will Be a Smaller Public Trading Market for Your Existing Notes and the Market Price of Your Existing Notes May Decline Further.

      The existing notes are currently traded in limited amounts primarily through the over-the-counter market. If the exchange offer is consummated, the trading and the liquidity of the market for existing notes are likely to be very limited since there will be a smaller principal amount of the existing notes outstanding. A debt security with a smaller outstanding principal amount available for trading, a smaller “float”, may command a significantly lower price than would a comparable debt security with a greater float. Therefore, following consummation of the exchange offer, the market price for the existing notes may decline significantly. In addition, the occurrence of an event of default under our existing indenture on the maturity date of the existing notes could result in the existing notes trading at a significantly lower price and the price at which trading on the existing notes occurs could be extremely volatile. Following consummation of the exchange offer, an active market in the existing notes may not exist and the untendered notes may trade at a lower price.

An Active Trading Market for the New Notes May Not Develop.

      The new notes constitute a new issue of securities with no established trading market. We do not intend to apply for listing of the new notes on any securities exchange or for quotation through any automated dealer quotation system. Although large institutional holders may make a market in the new notes after the completion of the exchange offer, they are not obligated to do so and may discontinue any such market making activities at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or adequate trading markets for, the new notes.

The Federal Income Tax Treatment of the Exchange of the Existing Notes for Cash and New Notes or New Notes is Uncertain.

      The exchange of existing notes for cash and new notes or new notes will be treated as a taxable event for federal income tax purposes. Accordingly, you will be required to recognize taxable gain or loss, if any, if you are a United States holder. In addition, if the issue price of the new notes is less than their “stated redemption price at maturity” by more than a de minimis amount, the new notes will be treated as issued with original issue discount for federal income tax purposes. If the new notes are treated as issued with original issue discount, you will be required to include the amount of the original issue discount in gross income under a constant yield method as ordinary income over the term of the new notes in advance of cash payments attributable to such income, regardless of whether you are a cash or accrual method taxpayer, and without regard to the timing or amount of any actual payments. You should read the section “Federal Income Tax Consequences” for a more complete discussion of material federal income tax consequences of the offers. You should consult your own tax advisor concerning the federal income tax consequences in light of your particular situation as well as any consequences arising under the laws of any other tax jurisdiction.

There Will be Tax Consequences as a Result of Exchanging Your Existing Notes.

      The exchange by holders of the existing notes for new notes is expected to be deemed a taxable exchange for federal income tax purposes. A holder who exchanges its existing notes will generally recognize income or loss on the exchange equal to the difference between the cash and the fair market value of the new notes (for holders who elect the cash and new note option) and the holder’s tax basis in the existing notes, or the fair market value of the new notes (for holders who elect the new note option) and the holder’s basis in the existing notes. See “Federal Income Tax Consequences.”

We Have Not Obtained a Third-Party Determination that the Exchange Offer is Fair to the Holders of the Existing Notes.

      The exchange offer has been unanimously approved by our Board of Directors. We are not, however, making a recommendation whether holders should exchange their existing notes, or how holders should choose between the cash and new note option and the new note option. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders for purposes of negotiating the terms of the exchange offer and/or preparing a report concerning the fairness of the exchange offer. We cannot assure holders of the existing notes that the value of the cash and new notes exchangeable in the cash and new note option or the new notes issuable in the new note option will equal or exceed the value of the existing notes, and we do not take a position as to whether you ought to participate in the exchange offer or how you should choose between the cash and new note option and the new note option.

We May Purchase or Repay Any Existing Notes Not Tendered in the Exchange Offer on Terms that Could be More Favorable to Holders of Existing Notes than the Terms of the Exchange Offer.

      We may, at any time, purchase existing notes in the open market, in privately negotiated transactions, through subsequent tender or exchange offers, repayment at maturity or otherwise. Any other purchases may be made on the same terms or on terms which are more or less favorable to holders than the terms of the exchange offer. We also reserve the right to repay any existing notes not tendered. Although we currently do not intend to do so, if we decide to repurchase or repay existing notes that are not tendered in the exchange offer on terms that are more favorable than the terms of the exchange offer, those holders who decided not to participate in the exchange offer would be better off than those that participated in the exchange offer. However, if a U.S. bankruptcy case were commenced, we would have no further ability to repurchase any of the existing notes.

If You Exchange Your Existing Notes in the Cash and New Note Option and We Subsequently File or are Forced into Bankruptcy, the Cash Payments You Receive May be Treated as Preferences Under U.S. Bankruptcy Law and May be Disallowed.

      If you choose to accept the cash and new note option and we file for bankruptcy or our creditors force us into bankruptcy within 90 days after the closing of the exchange offer, there is a risk that the bankruptcy court may determine that the cash payments are voidable preferences made at the expense of our other creditors and disallow the payments. In that event, you may be required to return the cash payments you receive in the exchange offer.

You Will be Subject to All the Risks Associated with the Ownership of Common Stock if You Convert Your New Notes into our Common Stock.

      If you exchange your existing notes for new notes and subsequently convert your new notes into our common stock, you will be subject to various risks in addition to those discussed in this offering memorandum, including the risks and uncertainties discussed in our filings with the SEC as well as risks generally associated with the ownership of common stock such as control by principal stockholders, reliance upon executive officers, variability of quarterly operating results, limited public market for our common stock and possible volatility of stock price.

Risks Related to our Business and Financial Condition

We Are Substantially Leveraged, Have Pledged All of Our Assets to Our Lenders and are Experiencing a Liquidity Crisis.

      We are, and following the exchange offer will continue to be, highly leveraged.

      As of June 28, 2003, our total long-term indebtedness was $122,537,000 (of which the current portion was $22,998,000) and our stockholders’ deficit was $9,427,000.

      Our substantial indebtedness and high level of fixed charges could have important consequences, including: (i) a substantial portion of our cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) our ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions or the repayment of existing debt may be limited; and (iii) our level of indebtedness could limit our flexibility in reacting to changes in our industry and economic conditions generally. Moreover, we are more leveraged than certain of our competitors, which may place us at a competitive disadvantage.

      Our ability to make scheduled payments or to refinance our obligations with respect to our indebtedness depends on our financial and operating performance, which, in turn, is subject to prevailing industry and economic conditions and to financial, business and other factors beyond our control. As discussed above, our operating results will not be sufficient for payment of the existing notes, and there can be no assurance that our operating results will be sufficient for payment of our other indebtedness, including the new notes.

      All of our indebtedness under our senior credit facility, including indebtedness to be incurred to enable us to complete the exchange offer, is secured by a pledge of all of our accounts receivable, inventory, general intangibles, machinery and equipment and other personal property and a lien on substantially all of our real estate assets. Our senior secured notes due 2005 are secured by a lien on real estate, machinery and equipment. It is unlikely that we will be able to obtain additional secured financing and impossible to predict whether we will be able to obtain any additional financing on terms we deem favorable to us.

We Have a History of Operating Losses.

      We experienced a loss from continuing operations of approximately $45,072,000 for the six months ended June 28, 2003, and a loss from continuing operations of $20,486,000 for the year ended December 28, 2002. We have experienced losses from continuing operations in each of the past five years.

      Our operating performance is subject to industry, economic and other factors beyond our control. There can be no assurance that we will be able to maintain or improve our current operating performance.

Our Business is Cyclical and Seasonal.

      Our operations, as well as those of the building materials industry generally, have reflected substantial fluctuations from period to period as a consequence of various factors, including levels of new residential construction, general regional and local economic conditions, prices of commodity wood products, interest rates and the availability of credit, all of which are cyclical in nature. We anticipate that fluctuations from period to period will continue in the future. Because a substantial percentage of our sales are attributable to building professionals, certain of these factors may have a more significant impact on us than on companies more heavily focused on consumers.

      Much of our business is located in the Northeast and Midwest. As a result, our first and fourth quarter results are historically adversely affected by weather patterns in the Northeast and Midwest, which result in seasonal decreases in levels of building and construction activity. The extent of such decreases in activity is a function of the severity of winter conditions.

Our Industry is Highly Competitive.

      The building materials industry is highly competitive. Our building and distribution facilities compete primarily with a large number of local independent lumber yards as well as regional building materials chains, and, to a lesser extent, with national building materials chains and large warehouse and home center retailers, many of which have substantially greater resources than us.

      Consumer sales at many of our sales and distribution facilities have been adversely affected in markets in which a warehouse or home center has been opened. These warehouse and home centers, such as Home Depot and Lowe’s, often have national advertising and marketing resources and carry a wider variety of products than do we. Consumers are also attracted to these centers by their “friendly, flashy” stores and their shopping mall and shopping center locations. Although warehouse and home center retailers historically have focused their sales efforts on consumers, there can be no assurance that they will not in the future intensify their marketing efforts to building professionals. In addition, reduced levels of new residential construction have in the past resulted in intense price competition among building materials suppliers that has at times adversely affected our gross margins.

We Have Exposure to Losses from Pending Litigation.

      We are one of many defendants in two class action suits filed in August 1996 by approximately 200 claimants for unspecified damages as a result of health problems claimed to have been caused by inhalation of silica dust, a byproduct of concrete and mortar mix, which we acquired from a cement plant with which we have no connection other than as a customer making purchases for resale.

      We are also one of many defendants in approximately 713 actions, each of which seeks unspecified damages, in various state courts against manufacturers and building material retailers by individuals who claim to have suffered injuries from products containing asbestos. Since 1993, we have settled 535 similar actions for insignificant amounts, and another 367 of these actions have been dismissed. We are aggressively defending these actions, but there can be no assurance that these actions will not have a material adverse effect on us.

      We are also involved in various other legal proceedings which are incidental to the conduct of our business. Certain of these proceedings involve potential damages for which our insurance coverage may be unavailable.

USE OF PROCEEDS

      We will not receive any cash proceeds from the exchange offer.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Prior to the expiration date and as a condition to the closing of the exchange offer, we will file with the SEC an amendment to our 2002 Form 10-K containing our restated consolidated financial statements for fiscal years 2002, 2001 and 2000, revisions to the other sections of the Form 10-K and the opinion of our independent auditors on our restated consolidated financial statements. You can read and copy these documents at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s regional offices located at 233 Broadway, New York, New York 10279, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings are also available on the SEC’s website at http://www.sec.gov.

INCORPORATION OF DOCUMENTS BY REFERENCE

      We are “incorporating by reference” in this offering memorandum the information that we file with the SEC, which means that we are disclosing important information to you by referring you to the documents filed with the SEC containing that information. The information incorporated by reference is an important part of this offering memorandum, and information that we file later with the SEC (including our Annual Report on Form 10-K/ A for fiscal 2002, our Quarterly Reports on Form 10-Q/ A for the first two quarters of 2003 and our Quarterly Report on Form 10-Q for the nine months ended September 27, 2003) will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the expiration of the exchange offer made by this offering memorandum:

•	Our Annual Report on Form 10-K for the year ended December 28, 2002 (except for Selected Financial Data, Management’s Discussion and Analysis of Financial Condition and Results of Operations and the Financial Statements and Supplementary Data which, because we are restating our financial statements for fiscal years 2002, 2001 and 2000, will be included in our Annual Report on Form 10-K/A);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 29, 2003 (except for Management’s Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and supplementary data which, because we are restating our financial statements for the first quarter of 2002, will be included in our Quarterly Report on Form 10-Q/A);

•	Our Quarterly Report on Form 10-Q for the quarter ended June 28, 2003 (except for Management’s Discussion and Analysis of Financial Condition and Results of Operations and the financial statements and supplementary data which, because we are restating our financial statements for the second quarter of 2002, will be included in our Quarterly Report on Form 10-Q/A);

•	Our Proxy Statement on Schedule 14A for our June 2, 2003 Annual Meeting; and

•	Our Current Reports on Forms 8-K filed with the SEC on July 15, 2003, August 18, 2003, August 22, 2003, September 16, 2003 and October 6, 2003.

      You may request a copy of the above information incorporated by reference and copies of the existing indenture and the proposed forms of the new indenture, at no cost, by writing to or calling:

James A. Hopwood
Senior Vice President and Chief Financial Officer
Wickes Inc.
706 North Deerpath Drive
Vernon Hills, Illinois 60061
(847) 367-3414

      You should rely only on the information incorporated by reference or provided in this offering memorandum or any supplement to this offering memorandum. We have not authorized anyone else to provide you with different information. You should not assume that the information in this offering memorandum or any supplement to this offering memorandum is accurate as of any date other than the date of this offering memorandum or any supplement.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

      This offering memorandum contains or may incorporate by reference statements that constitute “forward-looking statements”. The words “expect,” “estimate,” “anticipate,” “predict,” “believe,” and similar expressions and variations of such words are intended to identify forward-looking statements. Such statements appear in a number of places in this offering memorandum and include statements regarding our intent, belief or current expectations with respect to, among other things:

•	our ability to service our debt and successfully consummate the exchange offer;

•	the consequences of our inability to complete the exchange offer;

•	the effects of reorganization — related proceedings on holders of existing notes and new notes;

•	the effects of seasonality and cyclicality;

•	the effects of competition;

•	interest rates and our ability to comply with the terms of our debt covenants;

•	lumber prices;

•	the success of our operational initiatives; and

•	the outcome of current and future legal proceedings involving us.

      We caution you not to place undue reliance on these forward-looking statements. Forward-looking statements are not guarantees of our future performance and involve risks and uncertainties. Our actual results may differ materially from those projected in this offering memorandum, for the reasons, among others, discussed under the caption “Risk Factors.” In addition to the risks and uncertainties discussed in this offering memorandum, our filings with the SEC contain additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in our forward-looking statements. You should carefully review the risk factors discussed in this offering memorandum and the documents that are incorporated by reference into this offering memorandum.

THE EXCHANGE OFFER

      The following describes the exchange offer. While we believe that the following description covers the material terms of the exchange offer, this summary may not contain all of the information that is important to you. For a more complete understanding of the exchange offer, you should carefully read this entire offering memorandum and the other documents to which we refer.

      We are offering to exchange cash and new notes or new notes for all of the outstanding existing notes on the terms and subject to the conditions set forth in this offering memorandum and in the accompanying letter of transmittal.

Purpose of the Exchange Offer

      We are making the exchange offer to retire at a discount or restructure a portion of our outstanding indebtedness, thereby avoiding a default under the existing notes and improving our balance sheet and our debt maturity profile.

      The upcoming maturity of the existing notes on December 15, 2003 places a great strain on our financial situation. We do not expect to generate sufficient cash from operations to pay the existing notes at maturity. Therefore, even if the exchange offer is completed, unless all notes are tendered in exchange for new notes, we will default on our payment obligation. The implementation of our debt restructuring plan, of which this exchange offer is an ongoing part, will offer us the necessary flexibility to develop the components of our business that we feel will bring positive results in the future.

Terms of the Exchange Offer

      Upon the terms and conditions set forth in this offering memorandum and in the accompanying letter of transmittal, we will accept for exchange all existing notes that are properly tendered on or prior to the expiration date and not withdrawn. The offer is conditioned upon the valid tender of not less than $20,066,850 aggregate principal amount (i.e. 95%) of the existing notes. If you tender existing notes before the exchange offer expires, and we consummate the offers, you will receive for each $1,000 principal amount of existing notes that you tender either (i) $500 in cash and $250 principal amount of new notes if you elect to participate in the cash and new note option or (ii) $1,000 principal amount of new notes if you elect to participate in the new note option. You may only participate in the exchange offer in existing note denominations of $1,000 or multiples thereof.

      If we make a material change in the terms of the exchange offer or the information concerning the offer, or waive a material condition of the offer, we will disseminate additional materials regarding the changes to the exchange offer and extend the offer to the extent required by law.

      You may validly withdraw existing notes that you previously tendered at any time at or prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. You will not be permitted to withdraw existing notes that you previously tendered after the expiration date of the exchange offer unless we have not accepted your existing notes for exchange after the expiration of 40 business days after the date of this offering memorandum or laws otherwise require that you be permitted to withdraw existing notes that you have tendered.

Accrued and Unpaid Interest

      If you elect to participate in either the cash and new note option or the new note option, we will pay accrued and unpaid interest on your existing notes at the existing 11 5/8% coupon rate from June 16, 2003, the day after the last interest payment date, through the closing date of the exchange offer.

Market Trading and Information Regarding Our Existing Notes

      The existing notes are not listed on a national securities exchange or authorized to be quoted on any inter-dealer quotation system and we believe that informal secondary sales activity for the existing notes is limited and sporadic. While some information is available through private publications regarding the prices at which such secondary sales transactions have been made, these publications generally disclaim the accuracy and reliability of such information. In any event, prices may fluctuate significantly depending on the volume of trading at any particular time.

      We currently do not expect to list the new notes on any national securities exchange or have them quoted by any inter-dealer quotation system. Like the existing notes, we expect that trading activity in the new notes will be limited and do not expect a market for trading the new notes to develop.

Conditions to the Exchange Offer

      Notwithstanding any other provision of the exchange offer, we will not be required to accept for exchange existing notes tendered pursuant to the exchange offer and may terminate, extend or amend the offers and may (subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer) postpone the acceptance for exchange of existing notes so tendered on or prior to the expiration date, if any of the following conditions has occurred, or the occurrence thereof has not been waived by us in our sole discretion (if we are permitted to do so), on or prior to the expiration date:

•	there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the exchange offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the exchange offer;

•	there shall have occurred any development which would, in our reasonable judgment, materially adversely affect our business;

•	an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the exchange offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects;

•	there shall have occurred or be likely to occur any event affecting our business or financial affairs, that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the exchange offer;

•	the SEC has failed to authorize the new indenture;

•	less than $20,066,850 aggregate principal amount (i.e. 95%) of the existing notes shall have been validly tendered;

•	there shall have occurred:

•	any general suspension of, or limitation on prices for, trading in securities in United States securities or financial markets;

•	a material impairment in the trading market for debt securities;

•	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

•	any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions;

•	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, additional catastrophic terrorist attacks against the United States or its citizens; or

•	in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

      The consummation of the exchange offer is also expressly conditioned on:

•	the funding of an additional term loan under our senior credit facility or our entering into other financing arrangements pursuant to which we will borrow the funds to be paid to holders of existing notes who elect to participate in the cash and new note option;

•	the receipt of consent from our senior lenders; and

•	our filing with the SEC amendments to certain of our SEC reports containing restated consolidated financial statements for fiscal 2002, 2001 and 2000 and the first three quarters of fiscal 2002.

These three conditions may or may not be satisfied, and in the event they are not, we will be unable to close the exchange offer. Aside from these three conditions, the conditions to the exchange offer are for our sole benefit and may be asserted by us in our sole discretion or may be waived by us, in whole or in part, in our sole discretion, whether or not any other condition of the exchange offer also is waived. We have not made a decision as to what circumstances would lead us to waive any condition of the exchange offer, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by us concerning the events described in this section will be final and binding upon all persons.

Expiration Date; Extension; Termination

      The term “expiration date” means 5:00 p.m., New York City time, on Wednesday, December 3, 2003. However, if we extend the period of time for which the exchange offer is open, the term “expiration date” means the latest time and date to which the exchange offer is extended. As set forth in this offering memorandum and in the accompanying letter of transmittal, subject to the satisfaction or waiver (to the extent permitted) of the conditions to the exchange offer, we will accept for exchange all existing notes that are properly tendered on or prior to the expiration date and are not withdrawn as permitted below.

      We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral (confirmed in writing) or written notice to the exchange agent, HSBC Bank USA, and by making public announcement by press release to the Dow Jones News Service prior to 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date. During any extension of the offers, all existing notes previously tendered and not accepted for exchange will remain subject to the exchange offer and may, subject to the terms of the offers, be accepted for exchange by us; provided, however, that any existing notes not accepted for purchase or exchange after the expiration of 40 business days from the date of this offering memorandum may be withdrawn.

      We also expressly reserve the right, at any time or from time to time, regardless of whether or not the conditions to the exchange offer have been satisfied, subject to applicable law, to:

•	delay the acceptance for exchange of existing notes;

•	terminate the exchange offer prior to the expiration date;

•	extend the expiration date and retain all of the existing notes that have been tendered, subject to the right of the owners thereof to withdraw their tendered existing notes;

•	refuse to accept tendered existing notes and return all existing notes that have been tendered to us; or

•	except as set forth in this offering memorandum, waive any condition or otherwise amend the terms of the exchange offer in any respect prior to the expiration of the offer,

with respect to each of the above by giving written notice of such extension, amendment or termination to the exchange agent. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date of the exchange offer. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service. In our sole discretion, we will decide whether to exercise our right to extend the expiration date for the exchange offer.

      We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth above under “— Conditions to the Exchange Offer” shall have occurred or, in the case of the conditions relating to the consummation of the additional term loan or other financing arrangement pursuant to which we will borrow the funds to enable us to complete the exchange offer and the receipt of our senior lenders’ consent, either of such conditions shall not have occurred. Any such termination will be followed promptly by a public announcement. In the event that we terminate the offers, we will give immediate notice thereof to the exchange agent. If the exchange offer is terminated, withdrawn or otherwise not completed, your existing notes will not be exchanged for cash and new notes or new notes even if you have validly tendered your existing notes in connection with the exchange offer, and any existing notes you have tendered will be returned promptly to you.

      If we make a material change in the terms of the exchange offer or the information concerning the exchange offer, or waive a material condition of the exchange offer, we will disseminate additional materials regarding the changes to the exchange offer and extend the exchange offer to the extent required by law.

Appraisal Rights

      You do not have dissenters’ rights or appraisal rights with respect to the exchange offer.

Procedures for Tendering Existing Notes

      We contemplate that the new notes will be delivered in book-entry form through DTC. If you have any questions or need assistance in tendering your existing notes, please call D. F. King & Co., Inc., the information agent, whose address and contact details appear in the section entitled “Information Agent” below.

      Only holders of record are authorized to tender their existing notes for exchange. If you wish to tender existing notes in the exchange offer and you are not a participant in DTC, you should contact your broker, dealer, commercial bank, trust company or other nominee promptly regarding the procedures to follow to tender your existing notes. If you wish to tender existing notes in the exchange offer on your own behalf, you must, before completing and signing the letter of transmittal and delivering your existing notes, make appropriate arrangements to register the ownership of those existing notes in your name. This may take considerable time and may not be able to be completed before the expiration date of the exchange offer.

Tender of Existing Notes Held Through a Custodian

      If your existing notes are held of record by a broker, dealer, commercial bank, trust company or other nominee, you must contact the holder of record promptly and instruct the holder of record to tender your existing notes on your behalf for exchange in the exchange offer and elect whether to accept the cash and new note option or the new note option. Any beneficial owner of existing notes held of record by DTC or its nominee, through authority granted by DTC, may direct the holder of record to tender existing notes for exchange on the beneficial owner’s behalf.

Tender of Existing Notes Held Through DTC

      To tender for exchange existing notes that are held through DTC, you should transmit your acceptance through the ATOP, and DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. Delivery of tendered existing notes must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below.

      Holders of existing notes should send letters of transmittal only to the exchange agent and not to us.

      The delivery of existing notes and letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an agent’s message transmitted through ATOP or otherwise, is at the election and risk of the holder tendering those existing notes and delivering the letter of transmittal. Except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, we recommend that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to assure timely delivery to the exchange agent.

      Except as provided below, unless the existing notes being tendered for exchange are deposited with the exchange agent on or before the expiration date, accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted agent’s message, we may, at our option, treat the tender of the existing notes as defective for purposes of the right to exchange pursuant to the exchange offer. Exchange of the existing notes will be made only against deposit of the tendered existing notes and delivery of all other required documents.

Guaranteed Delivery

      If a registered holder of existing notes desires to tender any existing notes and the existing notes are not immediately available, or time will not permit the holder’s existing notes or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible institution;

•	before the expiration date of the exchange offer, the exchange agent receives from the eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us. The notice of guaranteed delivery must state the name and address of the holder of the existing notes and the amount of the existing notes tendered, that the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered existing notes, in proper form for transfer, or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the certificates for all physically tendered existing notes, in proper form for transfer, or a book-entry confirmation, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Book-Entry Delivery Procedures

      The exchange agent will establish accounts with respect to the existing notes at DTC for purposes of the exchange offer within two business days after the date of this offering memorandum, and any financial institution that is a participant in DTC may make book-entry delivery of the existing notes by causing DTC to transfer the existing notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer.

      Although delivery of existing notes may be effected through book-entry into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile of it, with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent on or before the expiration date, as applicable. Delivery of documents to DTC does not constitute delivery to the exchange agent.

      The confirmation of a book-entry transfer into the exchange agent’s account at DTC as described above is referred to as a “book-entry confirmation.”

      “Agent’s message” means a message transmitted by DTC, received by the exchange agent, and made a part of a book-entry confirmation. The message states that DTC has received an express acknowledgement from the person tendering the existing notes that the person has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the holder.

Tender of Existing Notes Held in Physical Form

      If you hold existing notes in physical form, to validly tender those existing notes, you should properly complete and validly execute the letter of transmittal (or a manually signed facsimile copy thereof), together with any signature guarantees and any other documents required by the instructions to the letter of transmittal. The letter of transmittal must be received by the exchange agent at its address set forth on the back cover of this offering memorandum, and certificates for tendered existing notes must be received by the exchange agent at such address prior to the expiration date.

Signature Guarantees

      Signatures on all letters of transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each a “Medallion Signature Guarantor”), unless the relevant existing notes are tendered:

•	by a participant in DTC whose name appears on a security position listing as the owner of the existing notes being tendered who has not completed the box entitled “Special Delivery Instructions” or “Special Exchange Instructions” on the letter of transmittal; or

•	for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, which entities we refer to as “eligible institutions.”

      In any event, the signatures on the letter of transmittal accompanying tendered existing notes must be guaranteed by a Medallion Signature Guarantor if:

•	existing notes are registered in the name of a person other than the signer of the letter of transmittal;

•	existing notes not accepted for exchange, or not tendered for exchange, are to be returned to a person other than the registered owner; or

•	cash payments and new notes or new notes are to be delivered to, or registered in the name of, a person other than the registered owner of the corresponding existing note.

Determination of Validity

      We will determine in our sole discretion all questions as to the validity, form, eligibility, including time or receipt, and acceptance and withdrawal of tendered existing notes. We reserve the absolute right to reject any and all existing notes not properly tendered or any existing notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender of any particular existing notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of existing notes must be cured within a time period that we will determine. Neither we, the exchange agent nor any other person will have any duty or will incur any liability for failure to give such notification. Tenders of existing notes will not be considered to have been made until any defects or irregularities have been cured or waived. Any existing notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering owners, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Backup United States Federal Income Tax Withholding

      To prevent backup federal income tax withholding, you must provide the exchange agent with your current taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the applicable Form W-8 or Substitute Form W-9. See “Federal Income Tax Consequences.”

Withdrawals of Tenders

      You may validly withdraw existing notes that you tender at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. In addition, you may withdraw any existing notes that you tender that are not accepted by us for exchange after the expiration of 40 business days from the date of this offering memorandum. For a withdrawal of existing notes to be effective, a written notice of withdrawal must be received by the exchange agent on or prior to the expiration of the exchange offer at the address set forth below under “Exchange Agent.” Any notice of withdrawal must:

•	specify the name of the person who tendered the existing notes to be withdrawn;

•	identify the existing notes to be withdrawn, including the name and number of the account at the applicable book-entry transfer facility to be credited; and

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the existing notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee or other applicable person register transfer of the existing notes into the name of the person withdrawing the tender.

      If you have tendered your existing notes through a custodian but wish to withdraw them, you must withdraw your tender through the custodian prior to the expiration of the exchange offer.

      All questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any existing notes withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no cash payment will be made or new notes will be issued unless the existing notes so withdrawn are validly retendered. Any existing notes which have been tendered but which are effectively withdrawn will be credited by the exchange agent to the appropriate account at DTC without expense to the withdrawing person as soon as practicable after withdrawal. Properly withdrawn existing notes may be retendered by following one of the procedures described above under “— Procedures for Tendering Existing Notes” at any time prior to the expiration date.

Payment for or Exchange of Existing Notes

      We will pay the cash portion of the consideration for existing notes tendered by holders who elect the cash and new note option, and we will issue new notes for existing notes tendered by holders who elect either the cash and new note option or the new note option upon the terms of the exchange offer and applicable law promptly after the expiration date of the exchange offer. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered existing notes or defectively tendered existing notes with respect to which we have waived such defect, if, as and when we give oral (confirmed in writing) or written notice of such waiver to the exchange agent.

      In all cases, cash payments or credits of new notes will only be made as soon as practicable after the expiration date of the exchange offer and assuming receipt by the exchange agent of:

•	timely confirmation of a book-entry transfer of the existing notes into the exchange agent’s account at DTC, Euroclear or Clearstream pursuant to the procedures set forth in “— Procedures for Tendering Existing Notes — Book-Entry Delivery Procedures” above;

•	a properly completed and duly signed letter of transmittal, or facsimile copy, or a properly transmitted agent’s message; and

•	any other documents required by the letter of transmittal.

      If we do not accept any tendered existing notes for exchange pursuant to the exchange offer for any reason, the exchange agent will, without expense and promptly after expiration or termination of the exchange offer, credit such existing notes to the account maintained at DTC from which the tendered existing notes were delivered.

Future Transactions Involving Existing Notes

      We reserve the right, in our sole discretion, to purchase, make offers for or pay at maturity any of our existing notes that remain outstanding after the expiration date of the exchange offer. To the extent permitted by applicable law and regulation, we may make purchases, if any, in the open market, in privately negotiated transactions, or in additional tender or exchange offers. The terms of these purchases, if any, could differ from the terms of the exchange offer. It is possible that future purchases, if any, of existing notes that remain outstanding after the expiration of the exchange offer may be on less or more favorable terms than the terms offered in the exchange offer. We make no promises that we will purchase or make offers for and we do not expect to be able to pay at maturity any of the existing notes that remain outstanding after the expiration of the exchange offer. We do not currently contemplate that we will make any such purchases or that we will be able to pay the existing notes at maturity and, in any event, our ability to do so would depend on our obtaining financing to do so.

“Blue Sky” Compliance

      We are making the exchange offer to all holders of outstanding existing notes. We are not aware of any jurisdiction in which the making of the exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the exchange offer will not be made to, nor will tenders of existing notes be accepted from or on behalf of, the holders of existing notes residing in any such jurisdiction.

Exchange Agent

      We have appointed HSBC Bank USA as the exchange agent for the exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses. All executed letters of transmittal and any other required documents should be sent or delivered to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this offering memorandum or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent at:

HSBC Bank USA Lower Level One Hanson Place Brooklyn, New York 11243 Ref: Issuer Services Attn: Paulette Shaw Telephone: (718) 488-4475 Facsimile: (718) 488-4488

      Delivery of a letter of transmittal to an address other than that for the exchange agent as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of the letter of transmittal.

Information Agent

      We have appointed D. F. King & Co., Inc. the information agent for the exchange offer. We have agreed to pay D. F. King & Co., Inc. reasonable and customary fees for its services and will reimburse D. F. King & Co., Inc. for its reasonable out-of-pocket expenses. Any questions concerning the procedures of the exchange offer or requests for assistance or additional copies of this offering memorandum or the letter of transmittal may be directed to the information agent at:

D. F. King & Co., Inc. 48 Wall Street New York, New York 10005 Toll-free telephone: (888) 869-7406

Fees and Expenses

      We will bear the expenses of soliciting tenders for the exchange offer. We are making the principal solicitation by mail. However, where permitted by applicable law, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees. We will also pay the exchange agent and the information agent reasonable and customary fees for their services and will reimburse them for their reasonable out-of-pocket expenses.

      We will pay the cash expenses to be incurred in connection with the offers. Such expenses include fees and expenses of the trustee, accounting and legal fees and printing costs, among others.

Transfer Taxes

      Owners who tender their existing notes for exchange will not be obligated to pay any transfer taxes. If, however:

•	cash payments are to be made to or new notes are to be delivered to, or issued in the name of, any person other than the registered owner of the tendered existing notes;

•	the existing notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of cash and new notes or new notes for existing notes in connection with the exchange offer;

then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be withheld from the cash payment to be made to tendering holders who elect to participate in the cash and new note option or billed directly to the tendering holder.

Accounting Treatment

      The exchange offer will be accounted for under Statement of Financial Accounting Standards (“SFAS”) No. 15 “Accounting by Debtors and Creditors for Troubled Debt Restructurings”. SFAS 15 requires the company to measure the undiscounted cash flows required to be repaid as a result of elections made by holders of existing notes who participate in the exchange offer and compare that value to the current carrying value of the existing notes. To the extent that the remaining undiscounted cash flows required to be repaid by the company are less than the current carrying value of the existing notes due 2003 (i.e., $21,123,000), the company will record a gain in the amount of this difference. In addition, under this scenario, no interest expense will be recorded for the term of the new notes. If undiscounted cash flows exceed the current carrying value of the existing notes, no gain will be realized as a result of the transaction, in which case future interest expense will be recorded under the effective interest method.

      The specific accounting treatment to be applied to the exchange offer will depend on the percentage of existing notes exchanged for the cash and new note option compared with the percentage of existing notes that are exchanged for the new note option. If a higher percentage of existing notes are exchanged for cash and new notes, the greater the likelihood that the undiscounted cash flows of the new notes will be less than the current carrying value of the existing notes. If a higher percentage of existing notes are exchanged for new notes, the greater the likelihood that the undiscounted cash flows of the new notes will be more than the current carrying value of the existing notes.

      Legal and other direct costs that we incur in the exchange offer will be charged to expenses on our consolidated statement of operations as incurred.

      The financial accounting treatment for the existing notes not purchased or exchanged for new notes will remain the same as the financial accounting treatment we have been using.

      We will not separately recognize any value related to the conversion right unless the quoted market price of our common stock on the expiration date is greater than the conversion price of the new notes.

Federal Income Tax Considerations

      For United States federal income tax purposes, the exchange of existing notes pursuant to the cash and new note option will result in cancellation of indebtedness income to us. Although not free from doubt, for United States federal income tax purposes, we intend to take the position that the exchange of existing notes for new notes in the new note option will not result in cancellation of indebtedness income to us. There is no assurance, however, that the Internal Revenue Service would not take a contrary position. See “Federal Income Tax Consequences — Tax Consequences to Wickes” for a discussion as to the existence of cancellation of indebtedness income to us. To the extent we recognize cancellation of indebtedness income, we believe that our available net operating loss carryovers would exceed the amount of principal eliminated, and therefore we do not anticipate that the exchange of existing notes for cash and new notes would give rise to a significant federal income tax liability. However, to the extent we recognize cancellation of indebtedness income, our net operating losses would be reduced by reason of such cancellation of indebtedness income. It is possible that the exchange could give rise to liability under state income tax laws. We have not provided a reserve for any such potential liability.

      See “Federal Income Tax Consequences” for a discussion of certain material United States federal tax consequences to holders of existing notes receiving a cash payment, acquiring, owning, converting and disposing of new notes and the common stock received upon conversion of the new notes or retaining their existing notes.

DESCRIPTION OF SENIOR INDEBTEDNESS

      The following is a summary of the terms and conditions of our senior indebtedness and is subject to and qualified in its entirety by reference to the terms and conditions of the senior credit agreement governing our senior credit facility and the terms and conditions of the indenture governing our senior secured notes due 2005.

Senior Credit Facility

      Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as administrative agent on behalf of a group of lenders, has provided to us a $110,000,000 senior credit facility the proceeds of which were used to refinance certain of our then existing indebtedness and for operations of our business. Our senior credit facility consists of (a) an $85,000,000 revolving credit facility due February 26, 2007, and (b) a $25,000,000 term loan due February 26, 2007.

      The following is a summary of the provisions of our senior credit facility. This summary is qualified in its entirety by reference to the definitive loan documentation.

      Availability under our revolving credit facility is subject to a borrowing base. The borrowing base consists of 85% of our eligible accounts receivable plus the least of (i) 60% of our eligible inventory; (ii) 85% of a net recovery percentage of eligible inventory recommended by an appraiser; or (iii) $55,000,000, less applicable reserves. We are currently required to maintain an availability of $17,000,000. The revolving credit facility requires mandatory prepayments from the sale of 100% of the net cash proceeds from the sale of any of our assets other than real estate. As of October 18, 2003, a balance of $35,946,374 was due under our revolving credit facility and our net availability after deducting all reserves and excess availability requirements thereunder was $10,957,809.

      The term loan was fully funded when made on February 26, 2003. The term loan provides for payment of quarterly installments of principal and as a result has been partially repaid. Remaining payments of quarterly installments of principal are due on the following future dates and in the following amounts: November 30, 2003: $375,000; February 29, 2004: $375,000; May 31, 2004 through and including February 28, 2005: $750,000 each; May 31, 2005 through and including November 30, 2006: $875,000 each and a payment of the remaining balance on February 26, 2007. The term loan requires mandatory prepayment from the sale of the real estate equal to the balance of the cash proceeds of the sale after we make payment to the holders of our senior secured notes due 2005 in an amount equal to the release proceeds. The release proceeds are defined as 20% of a scheduled appraised fair market value of the subject property being sold. As of October 18, 2003, a balance of $22,750,000 was due under our term loan.

      An unused commitment fee is payable on the unused amount of the revolving credit facility. The amount of the unused commitment fee is .375% when our fixed charge coverage ratio is equal to or greater than 1.75 to 1.0 and 0.50% when our fixed charge coverage ratio is less than 1.75 to 1.0. Interest on amounts outstanding under the revolving loan bears interest at a spread of 1.25% to 2.25% above the prime rate as defined in The Wall Street Journal (2.00% spread at October 18, 2003) or 2.50% to 3.50% above the applicable LIBOR rate (3.25% spread at October 18, 2003), in each case with the actual interest rate depending upon our fixed charge coverage ratio. Interest on amounts outstanding under the term loan bears interest at a spread of 2.00% to 3.00% above the prime rate as defined in the Wall Street Journal or 3.25% to 4.25% above the applicable LIBOR rate, in each case with the actual interest rate determined by our charge coverage ratio. At October 18, 2003, we had designated $6,696,374 and $52,000,000 as prime rate and LIBOR borrowings, respectively.

      Our indebtedness under our senior credit facility is secured by a pledge of all of our accounts receivable, inventory, general intangibles, machinery and equipment and other personal property and a lien on substantially all of our real estate assets.

      Our senior credit facility contains a number of covenants, including, among others, covenants limiting our ability to incur debt, create liens, make additional capital expenditures, sell assets, modify or alter our governing corporate documents, pay dividends, make investments outside the ordinary course of our business and engage in transactions with our affiliates. Our senior credit facility contains other usual and customary negative and affirmative covenants.

      Our senior credit facility includes as an event of default a “change of control”, which means any time that Imagine Investments, Inc. shall cease to own at least 35% of our company or anyone other than Imagine shall own or control a greater percentage in our company than Imagine.

      Our senior credit facility also includes customary events of default, including, without limitation, the failure to pay interest, fees, expenses or principal; the breach of representations, warranties and covenants; our insolvency or bankruptcy; and our default under any other instrument or agreement evidencing any of our other indebtedness.

      Imagine has agreed, subject to the satisfaction or waiver of certain conditions, to provide up to $10.5 million of financing to the company solely to enable us to make the cash payments required to be made to holders who elect to participate in the cash and new note option. Rather than loaning these funds directly to the company, as described under “Source of Funds for the Exchange Offer”, Imagine has agreed with our senior lenders to purchase a participation in a new additional term loan to be made available under our senior credit facility and to have our senior lenders make such funds available to us under that facility.

Senior Secured Notes Due 2005

      On February 26, 2003, we completed an offer to exchange our senior secured notes due 2005 for any and all of the existing notes. We issued $42.8 million of senior secured notes in exchange for an equal principal amount of validly tendered existing notes. The tendered notes represented approximately 67% of the existing notes outstanding as of February 26, 2003. The senior secured notes due 2005 bear interest at 11 5/8% per annum from the date of issuance through December 15, 2003 and at 18% per annum thereafter. The senior secured notes rank equally with our senior credit facility but are secured by subordinated liens on our owned real estate and equipment, which liens are junior to the liens securing amounts payable under our senior credit facility. The senior secured notes are senior to the existing notes and will be senior to the new notes. We are permitted to call the senior secured notes, at our option, but subject to the terms of our senior credit facility, at declining discounts starting at 15% on December 15, 2003. In March 2003, we redeemed outstanding senior secured notes aggregating $5.9 million face value for $5.0 million. As of the date of this offering memorandum, $36.9 million of senior secured notes are outstanding.

SOURCE OF FUNDS FOR THE EXCHANGE OFFER

Loan

      Imagine and certain of its affiliates beneficially own approximately 51.2% of our common stock and therefore may be deemed to control the company. Imagine has agreed, subject to the satisfaction or waiver of certain conditions, including our consummation of an offer to repurchase the existing notes at a cash price of not more than $0.50 for each $1.00 principal amount of existing notes and the repurchase in the offer of at least 95% of the existing notes, to provide up to $10,500,000 of financing solely to enable us to make cash payments to holders of our existing notes who elect to participate in the cash and new note option.

      If the conditions to Imagine’s funding commitment are satisfied or waived, Imagine will purchase from our senior lenders a participation in a new additional term loan of up to $10,500,000 made available under our senior credit facility. The proceeds of Imagine’s investment in our senior credit facility will be loaned to the company as an additional term loan under this facility. The additional term loan will bear interest at 10% per annum, provide for payment of monthly installments of interest and require that the outstanding principal amount and accrued and unpaid interest be paid on February 26, 2007. Our indebtedness under the term loan will be secured by a pledge of the assets described under “Description of Senior Indebtedness — Senior Credit Facility.” The senior credit facility provides that the principal amount of the additional term loan may not be paid until all other indebtedness under the facility is paid in full.

Warrant

      In order to induce Imagine to purchase a participation in our senior credit facility, we have agreed to issue to Imagine at the closing of the purchase of its participation a warrant to purchase at a price of $1.00 per share a number of shares of our common stock equal to the principal amount of financing provided by Imagine. The exercise price and the number of shares that may be purchased under the warrant will be adjusted if:

•	we dividend or distribute shares of our common stock to our common stockholders;

•	we split, subdivide or combine our common stock;

•	we issue rights or warrants to all holders of common stock at less than the then current market price; or

•	we issue shares of common stock or any security convertible into common stock or grant the right to purchase shares of our common stock, at a price of less than $2.00 per share, except for the grant of certain stock options to our officers, directors or employees, the right of holders of new notes to convert their notes into our common stock and rights to purchase additional shares of our common stock that may be granted to holders of our common stock in a rights offering following the exercise by Imagine of its warrant.

      The warrant will be exercisable by Imagine, in whole or in part, at any time after our certificate of incorporation is amended to increase the number of shares we are authorized to issue. The warrant expires and may not be exercised after February 26, 2008. Payment of the exercise price may be made in cash or by surrendering a principal amount of indebtedness under the additional term loan equal to the purchase price of the shares with respect to which the warrant is being exercised.

      The shares of our common stock issuable upon exercise of the warrant will be restricted securities under the Securities Act, and Imagine will not be able to freely trade the shares. Therefore, we have agreed, under certain circumstances, to register the shares for sale under the Securities Act and applicable state securities laws in order to eliminate the restrictions on transfer.

Accounting Treatment

      The accounting treatment for the warrant will follow Accounting Principles Board Opinion No. 14 “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants” which requires the company to determine the fair value of the warrant and allocate the proceeds of the additional term loan between debt and additional paid in capital. The fair value of the warrant will be determined using the Black-Scholes pricing model. The implied discount on the loan (equal to the value attributed to the warrant) will be accreted up to the original principal amount of the additional term loan using the effective interest method which will result in reported interest expense exceeding the stated interest rate of the additional term loan.

DESCRIPTION OF THE NEW NOTES

      The following discussion is a summary of the material provisions of the new notes and the new indenture governing the new notes. Since this discussion is a summary, it does not contain all of the information that may be important to you in making your investment decision. Therefore, you should carefully review the terms of the new notes and the new indenture, which documents you may obtain from us at our address set forth under the heading “Incorporation of Documents by Reference.”

General

      We will issue 10% Convertible Notes due 2007 under an indenture between us and HSBC Bank USA, as trustee. The new notes will be our general unsecured obligations.

      The new notes will be issued in fully registered form only, without coupons, in denominations of $250 and multiples thereof. We will make all payments on the new notes in United States legal tender or by check drawn in United States dollars. The trustee shall serve as the initial paying agent. We will make payments of any principal upon the surrender of the new notes at a designated office located in New York, New York. Holders of the new notes as of an interest record date will receive payments of interest.

Principal, Maturity and Interest

      The new notes are limited in aggregate principal amount to $21,123,000 and will mature on June 15, 2007. Interest on the new notes will accrue at the rate of 10% per annum and will be payable quarterly in arrears on each March 15, June 15, September 15 and December 15, commencing on March 15, 2004, to the persons who are registered holders at the close of business on the March 1, June 1, September 1 and December 1, respectively, immediately preceding the applicable interest payment date. Interest on the new notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. We will pay an additional 2% interest on any overdue principal and interest to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Ranking

      The new notes will rank on a parity in right of payment with all of our existing and future unsecured indebtedness, including the existing notes, to the extent existing notes remain outstanding after the exchange offer. The new notes will rank subordinate to our existing and future senior indebtedness, including our senior credit facility and our senior secured notes due 2005.

Optional Redemption

      If we are not in default under the new indenture or the new notes, we have the option of redeeming all or any of the new notes at 105% of the principal amount of the new notes redeemed if new notes are redeemed on or before December 15, 2005 and at par at any time after that date plus, in each case, any accrued and unpaid interest thereon to the date of redemption. Such redemption shall not be permitted under our senior credit facility.

      We will provide notice of our intention to redeem any of the new notes at least 30 days, but not more than 60 days, prior to the date of redemption.

      The notice will specify the date of redemption, redemption price and the name and address of the paying agent. In addition, in the case of a partial redemption, we will indicate the aggregate amount of the new notes to be redeemed and the aggregate principal amount of the new notes to be outstanding after the partial redemption.

Conversion

      You may, at your option, convert some or all of your new notes at any time after our certificate of incorporation is amended to increase the number of shares of common stock we are authorized to issue and prior to maturity into shares of our common stock at a conversion price of $1.00 principal amount of new notes per share, subject to adjustment upon certain events, as further described below. Our board of directors has approved this amendment and the holders of more than 50% of our outstanding common stock have committed to vote their shares in favor of the amendment, thus ensuring that the amendment of our certificate of incorporation will be approved no later than June 1, 2004, the date on which we expect to hold our 2004 annual meeting of stockholders. You may convert notes in denominations of $250 and multiples of $250; we will not, however, issue fractional shares upon conversion of the new notes but will instead make a cash adjustment for any fractional interest based on the market price of our common stock on the last business day before the conversion date. If the new notes are called for redemption, the conversion rights on the new notes will expire at the close of business of the last business day before the redemption date, unless we default in payment of the redemption price. If you convert your new notes after a record date and prior to the next interest payment date, you will have to pay us interest, unless the new notes have been called for redemption where such redemption occurs prior to the interest payment date.

      You can convert your new notes by delivering the new notes to an office or agency of the trustee in the Borough of Manhattan, City of New York, along with a duly signed and completed notice of conversion, a form of which may be obtained from the trustee. The conversion date will be the date on which the new notes and the duly signed and completed notice of conversion are delivered. As promptly as practicable on or after the conversion date, but no later than three business days after the conversion date, we will issue and deliver to the conversion agent certificates for the number of full shares of common stock issuable upon conversion, together with any cash payment for fractional shares. In the event we fail to convert any tendered new notes into common stock in accordance with the terms of the new indenture, the holder may bring an action to enforce its right to convert. You will not be required to pay any stamp, transfer, documentary or similar taxes or duties upon conversion but will be required to pay any stamp or transfer tax or duty if the common stock issued upon conversion of the new notes is registered in a name other than your name. Certificates representing shares of common stock will not be issued or delivered unless all stamp or transfer taxes and duties, if any, payable by the holder have been paid.

Adjustment to the Conversion Price

      The conversion price and the number of shares issuable upon conversion of the new notes will be adjusted if:

•	We dividend or distribute shares of our common stock to our common stockholders;

•	We split, subdivide or combine our common stock;

•	We issue rights or warrants to all holders of our common stock to purchase common stock at less than the then current market price;

•	We distribute to all holders of our common stock shares of capital stock (other than our common stock) or evidences of indebtedness or of assets (other than cash distributions covered by the next bullet point) or rights or warrants to subscribe for or purchase any of our securities (excluding rights or warrants to purchase our common stock referred to in the previous bullet point);

•	We distribute cash, excluding any quarterly dividend, any dividend or distribution in connection with any liquidation, dissolution or winding up of our company and excluding any cash that is distributed upon a merger or consolidation described below; or

•	We make a payment in respect of a tender offer by us or any of our subsidiaries for our common stock to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the business day next succeeding the last date on which tenders may be made pursuant to the tender offer.

      If we reclassify our common stock, consolidate, merge or combine with another person or sell or convey our property and assets as an entirety or substantially as an entirety, each new note then outstanding will, without the consent of the holder of any new note, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, combination, sale or conveyance by a holder of the number of shares of common stock into which the new note was convertible immediately prior to the reclassification, consolidation, merger, combination, sale or conveyance.

      No adjustment in the conversion price of the new notes will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments.

      Holders of the notes may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. See “Federal Income Tax Consequences”.

Covenants

      Set forth below is a brief description of the covenants contained in the new indenture. This description is qualified by reference to the full provisions of the form of the new indenture, copies of which will be provided free of charge to any holder upon request. See “Incorporation of Documents by Reference.”

Payment of Securities	Requires us to pay principal and interest on the new notes.

Maintenance of Office or Agency	Requires us to maintain an office or agency in the Borough of Manhattan, in the City of New York.

Compliance Certificate; Notice of Default	Requires us to (i) deliver to the trustee an officer’s certificate regarding the fulfillment of our obligations under the new indenture, (ii) deliver to the trustee annual audited financial statements accompanied by the independent auditor’s written report, and (iii) notify the trustee of any event of default, exercise of any remedy by a holder of notes with respect to a claimed default under the new indenture or exercise of any remedy by a trustee or holder of any other evidence of indebtedness.

SEC Reports; TIA Compliance	Requires us to deliver to you and the trustee, within 15 days after the filing date, the annual and quarterly reports we are required to file with the SEC and to comply with all applicable provisions of the Trust Indenture Act of 1939, as amended.

Waiver of Stay, Extension or Usury Laws	Prevents us from taking advantage of any stay or extension law or any usury law or other law that would prohibit or forgive us from paying the principal of or interest on the new notes.

Events of Default

      An event of default is any of the following events:

•	our failure to pay any installment of interest on the new notes for a period of 30 days after the payment is due;

•	our failure to pay any principal on the new notes, when due at maturity, upon redemption or otherwise;

•	our failure to comply with any covenant or agreement contained in the new notes or the new indenture for a period of 30 days after we receive appropriate written notice;

•	a bankruptcy, insolvency or reorganization by us or any of our subsidiaries.

      Upon an event of default, the trustee or the holders of at least 25% in principal amount of the new notes may accelerate all payments due on the new notes. However, holders of a majority of the aggregate principal amount of the new notes may waive, on behalf of all holders of the new notes, any default by us. However, these majority holders may not waive any default caused by our non-payment of principal or interest that we have not yet cured. In addition, these holders cannot waive any default regarding any provision that cannot be modified without the consent of each holder of the new notes affected.

      The holders of a majority in principal amount of the new notes by notice to the trustee may rescind an acceleration and its consequences if (i) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing events of default other than the non-payment of the principal and interest on the new notes which have become due solely by such declaration of acceleration, have been cured or waived, (iii) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid, (iv) we have paid the trustee its reasonable compensation and reimbursed the trustee for its expenses, disbursements and advances and (v) in the event of the cure or waiver of an event of default due to a bankruptcy, insolvency or reorganization by us or our subsidiaries, the trustee shall have received an officers’ certificate from us and an opinion of our legal counsel that the default has been cured or waived.

      The trustee is not required to exercise any rights or powers under the new indenture unless the holders of the new notes provide the trustee with reasonable security or indemnification. The holders of a majority in aggregate principal amount of the new notes have the right to select the time, method and place for exercising any trust or power conferred on the trustee.

Reports to Holders

      We will file with the trustee and deliver to you, within 15 days after we file them with the SEC, copies of the annual reports and of the information, documents and other reports which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. In the event we are no longer subject to these periodic reporting requirements of the Exchange Act, we will nonetheless continue to file reports with the SEC and the trustee as if we were subject to such periodic reporting requirements. Regardless of whether we are required to furnish such reports to our stockholders pursuant to the Exchange Act, we will deliver to you consolidated financial statements comparable to what would have been required to appear in annual or quarterly SEC reports.

Modification of the New Indenture

      We may, together with the trustee and without your consent, amend the new indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the trustee, adversely affect the rights of any of the holders in any material respect. For all other purposes, we need the consent of at least a majority of the aggregate principal amount of the new notes then outstanding to amend or supplement the new indenture or to modify the rights of the holders or waive our compliance with any provision of the new indenture or the new notes. However, no amendment, supplement, modification or waiver may, without the consent of each holder affected:

•	reduce the principal percentage amount of the new notes required for any amendment, supplemental indenture or waiver provided for in the new indenture;

•	reduce the rate of or change the time for payment of interest, including defaulted interest, on any new notes;

•	reduce or change the principal of the new notes;

•	change the stated maturity of the new notes;

•	change the date on which the new notes may be subject to redemption or reduce the redemption price of the new notes;

•	change the right of a holder of new notes to convert all or a portion of the new notes into shares of our common stock or change the conversion price;

•	change the currency used for payment; or

•	change the right of a holder of new notes to receive payment of principal or interest, or to bring suit to enforce payment, permitting holders of a majority in aggregate principal amount of the new notes to waive defaults, other than defaults with respect to payment of principal or interest on the new notes, or relating to certain amendments of the new indenture.

Our Common Stock

      The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the company and are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. In the event of a liquidation, dissolution or winding up of the company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All issued and outstanding shares of common stock are fully paid and non-assessable.

      Our common stock is authorized for trading on the Nasdaq OTC Bulletin Board under the trading symbol “WIKS.OB”. The following table sets forth, for the periods indicated, the high and low sale prices for our common stock as reported on the Nasdaq OTC Bulletin Board after September 22, 2003, on the Nasdaq SmallCap Market System from October 4, 2002 through September 22, 2003, and on the Nasdaq National Market System prior to October 4, 2002. Prices do not include retail markups, markdowns or commissions.

Three Months Ended	High	Low

Fiscal 2003
March 29	$0.65	$0.30
June 28	1.31	0.52
September 27	1.33	0.50
December 27 (through November 3)	0.85	0.51

Fiscal 2002
March 30	$3.28	$2.35
June 29	2.75	0.83
September 28	1.80	0.17
December 28	0.94	0.28

Governing Law

      The new notes and the new indenture will be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflict of laws.

FEDERAL INCOME TAX CONSEQUENCES

      The following discussion summarizes certain material United States federal income tax consequences to the holders of existing notes acquiring, owning and disposing of new notes or retaining their existing notes that are not subject to special tax treatment under the Internal Revenue Code of 1986, as amended (the “Tax Code”). This discussion is based upon existing statutes, as well as judicial and administrative interpretations thereof, all of which are subject to change, including changes which may be retroactive. Moreover, substantial uncertainties exist with respect to various federal income tax consequences of the exchange offer. We will not request a ruling from the Internal Revenue Service (“IRS”) on any tax issue connected with the exchange offer. Accordingly, we can give no assurance that the IRS will not challenge any of the tax positions described herein or that, if made, such a challenge will not be successful. The discussion below does not address the foreign, state or local tax consequences of the exchange offer, nor does it specifically address the tax consequences to taxpayers subject to special treatment under the federal income tax laws (including dealers in securities or currencies, pass-through entities, insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, taxpayers subject to the alternative minimum tax, persons that hold the existing notes as part of an integrated investment (including a “straddle”) consisting of the existing notes and one or more other positions, foreign corporations, foreign partnerships, foreign trusts, foreign estates, persons who, for federal income tax purposes, are not citizens or residents of the United States, or persons whose functional currency is other than the United States dollar). In addition, the discussion is generally limited to the United States federal income tax consequences to the existing holders and the initial holders of the new notes. It also does not describe any estate tax or gift tax consequences.

      Holders of the existing notes are urged to consult their tax advisors as to the specific tax consequences to them of the transactions we describe in this offering memorandum, including the applicable federal, state, local and foreign tax consequences of such transactions in their particular circumstances.

Tax Consequences of the Exchange Offer

      If a holder elects to participate in the exchange offer, a holder will receive cash and new notes, or new notes, in exchange for its existing notes.

      The federal income tax consequences of the exchange offer depend, in part, on whether the existing notes and the new notes constitute “securities” for federal income tax purposes. The term “security” is not defined in the Tax Code or in the regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt constitutes a “security” depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a maturity at issuance of five years or less do not constitute securities, whereas debt obligations with a maturity at issuance of ten years or more constitute securities. The maturity date of the new notes is June 15, 2007 — less than five years. In addition, the conversion price of $1.00 principal amount of new notes per share is significantly higher than the prices at which our common stock has traded recently. Accordingly, the following discussion assumes that the new notes will not constitute “securities” for federal income tax purposes. In addition, the following discussion assumes that the new notes are indebtedness for federal income tax purposes.

Gain or Loss — In General

      Because the new notes do not constitute securities, the exchange of existing notes for new notes will not constitute a tax-free “recapitalization” for federal income tax purposes. Thus, a tendering holder will recognize gain or loss on the exchange. A holder’s gain or loss will be in an amount equal to the difference between (a) the tendering holder’s adjusted tax basis in the existing notes and (b) the issue price (determined as described below) of the new notes, or the issue price of the new notes and the amount of cash received in exchange for the existing notes. The tendering holder’s holding period in the new notes will begin the day after the exchange takes place, and the tendering holder’s basis in the new notes will equal the issue price thereof.

      Where gain or loss is recognized by a tendering holder, the character of such gain or loss as long-term or short-term capital gain or as ordinary income or loss will be determined by a number of factors. These factors include the tax status of the tendering holder, whether the existing notes constitute capital assets in the hands of the tendering holder and how long the existing notes have been held, whether any amount of the payment received by the tendering holder is received in satisfaction of accrued interest on the existing notes, whether the existing notes were acquired at a market discount, and whether and to what extent the tendering holder previously claimed a bad debt deduction. Any capital gain or loss recognized by a tendering holder would be long-term capital gain or loss if the tendering holder’s holding period for the existing notes exceeded one year.

      Generally, gain realized on net long term capital gains is subject to a preferential tax rate for certain taxpayers (including individuals). A tendering holder who purchased existing notes from a prior holder at a market discount may be subject to the market discount rules of the Tax Code. Under the market discount rules, any gain (subject to a de minimis exception), recognized on the exchange of existing notes having market discount generally would be characterized as ordinary income to the extent of the accrued market discount on such existing notes as of the date of the exchange, assuming that the tendering holder made no election to amortize the market discount into income on a current basis with respect to any existing notes subject to a market discount.

      For a discussion of the determination of the “issue price” of a new note see “Tax Consequences of Ownership and Disposition of the New Notes — Interest and Original Issue Discount” below.

Tax Consequences of Ownership and Disposition of the New Notes

Interest and Original Issue Discount

      Interest on the new notes will accrue at the rate of 10% per annum and will be payable quarterly in arrears on each March 15, June 15, September 15, and December 15, commending March 15, 2004. For as long as the new notes remain outstanding, the interest payment of 10% per annum will be qualified stated interest (defined below) which will be required to be included in income by a holder as ordinary income in accordance with the holder’s regular method of accounting.

      In addition, a holder of a new note will be required to recognize imputed interest as ordinary income on a constant interest method to the extent that a new note is treated as issued with original issue discount (“OID”). In general, a debt instrument is treated as having OID to the extent its “stated redemption price at maturity” exceeds its “issue price” (other than by a de minimis amount).

      The “issue price” of a new note will depends upon whether the new notes are traded on an “established securities market” during the sixty day period ending thirty days after the consummation of the exchange offer. Pursuant to applicable Treasury Regulations, an “established securities market” includes, among other things, (i) a system of general circulation (including a computer listing disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations or actual prices of recent sales transactions, or (ii) that price quotations for such notes are readily available from dealers, brokers or traders. If the new notes are traded on an established securities market the “issue price” of the new notes will be their fair market value on the exchange date. If the new notes are not traded on an established securities market but a significant portion of the existing notes exchanged for new notes were so traded, the issue price would be the fair market value of the existing notes. Otherwise, the issue price of the new notes will be their principal amount.

      Although not free from doubt, we intend to take the position, and the following discussion assumes, that neither the existing notes nor the new notes are traded on an established securities market. Accordingly, the issue price of the new notes will be their principal amount. There is no assurance, however, that the IRS would not take a contrary position. Holders of existing notes are urged to consult their tax advisors as to whether either the existing notes or the new notes are traded on an established securities market.

      The “stated redemption price at maturity” of a debt instrument is the sum of all payments to be made on the debt instrument, except for payments of stated interest that are unconditionally payable at least annually in cash or other property (“qualified stated interest”). The new notes provide for qualified stated interest and accordingly the stated redemption price at maturity of the new notes will be their principal amount.

      If the new notes are treated as issued for more than de minimis OID, a holder will be required to include OID on the new notes in income as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to this income. The holder will also increase its tax basis in the new notes by a corresponding amount.

Subsequent Sale or Disposition of the New Notes

      Except in the case of a non-recognition transaction, any sale, exchange, redemption, retirement or other disposition of the new notes will result in a holder of such new notes recognizing taxable gain or loss in an amount equal to the difference between the cash or the fair market value of other property received in exchange for the new notes (to the extent such amount does not represent accrued but unpaid interest, which will be treated as interest for federal income tax purposes) and the holder’s adjusted tax basis in the new notes. A holder’s adjusted tax basis in the new notes will equal the issue price (as defined above) of the new notes, increased by the amount of OID, if any, previously accrued. For a discussion of the character of such gain see “Tax Consequences of the Exchange Offer — Gain or Loss — In General,” above.

Conversion of New Notes into Common Stock

      If a holder converts new notes into common stock, such conversion will not be a taxable event, except that the receipt of cash in lieu of fractional shares of common stock will result in capital gain (or loss) measured by the difference between the cash received in lieu of the fractional share and the holder’s tax basis in the fractional share.

      A holder’s tax basis in the common stock received upon a conversion of a new note will be the same as the holder’s basis in the new note at the time of conversion, reduced by any basis allocated to a fractional share. The holder’s holding period for the common stock received will include the holder’s holding period for the new note converted.

Constructive Dividends with Respect to New Notes

      Section 305 of the Tax Code and applicable Treasury Regulations may treat a holder of new notes as having received a constructive distribution if an adjustment is made to the conversion price of the new notes, which adjustment has the effect of increasing the proportionate interest of the holder in our common equity, whether or not the holder ever exercises its conversion privilege. If a holder is treated as having received a constructive distribution, the holder would be required to recognize ordinary income (and may be eligible for the dividends received deduction) to the extent of our current and/or accumulated earnings and profits. Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula having the effect of preventing dilution of the interests of holders of the new notes will generally not be treated as resulting in a constructive distribution. However, adjustments made in connection with a distribution of property to holders of common stock (generally other than distributions of common stock or rights to acquire common stock) generally would result in a constructive distribution.

Dividends on Common Stock

      If a holder converts its new notes into common stock, distributions, if any, made with respect to our common stock generally will be included in the holder’s income as ordinary dividend income to the extent of our current and accumulated earnings and profits. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of the holder’s adjusted tax basis in the common stock, and thereafter, as capital gain from the sale or exchange of such common stock. Under recently enacted legislation, dividends received by non-corporate holders on the common stock may be subject to federal income tax at lower rates than other types of ordinary income if certain conditions are met. Holders should consult with their own tax advisors regarding the implications of this new legislation to their particular circumstances.

Sale, Exchange, or Redemption of Common Stock

      Upon the sale, exchange, or redemption of our common stock, a holder generally will recognize capital gain or loss equal to the difference, if any, between (a) the amount of cash and the fair market value of any property received upon the sale or exchange, and (b) the holder’s adjusted tax basis of the common stock. Such capital gain or loss will be characterized as long-term capital gain or loss if the holder’s holding period in the common stock is more than one year at the time of sale, exchange, or redemption.

Amortizable Bond Premium

      If, immediately after the exchange, a holder has a tax basis in the new notes in excess of the stated principal amount, the new notes will be treated as issued with bond premium, and no OID would be required to be included in the gross income of the holder with respect to the new notes. The holder could elect to amortize that premium under a constant-yield method that reflects compounding based on the note’s payment period. Amortizable premium, however, will not include any premium attributable to the note’s conversion feature. Amortized premium is treated as an offset to interest income and not as a separate deduction. The election to amortize premium, once made applies to all taxable debt obligations held or subsequently acquired by the holder and may be revoked only with the consent of the IRS.

Tax Consequences to Wickes

Cancellation of Debt and Potential Gain Recognition

      Although not free from doubt, we intend to take the position that we will not realize income from cancellation of debt (“COD”) as a result of the exchange offer.

      We would be required to realize COD income as a result of the exchange offer if, and to the extent, the outstanding balance (principal plus accrued but unpaid interest) of the existing notes exceeds the issue price of the new notes delivered in the exchange offer. (For a discussion of issue price of the new notes, see “Tax Consequences of Ownership and Disposition of the New Notes  — Interest and Original Issue Discount” above). As previously discussed, although not free from doubt, we intend to take the position that neither the existing notes nor the new notes are traded on an established securities market. Accordingly, the issue price of the new notes will be their principal amount and as such we will not be required realize COD as a result of the exchange offer. There is no assurance, however, that the IRS would not take a contrary position. If the IRS were to successfully challenge our position regarding the issue price of the new notes we would realize COD income (to the extent described above), and we would be required to include such income in our gross income for federal income tax purposes. In such case, we anticipate that we will have sufficient net operating loss carryovers or losses incurred in the taxable year of the exchange to be able to offset such income.

Backup Withholding

      Holders may, under certain circumstances, be subject to “backup withholding” with respect to distributions or a sale of new notes. This withholding generally applies if the holder fails to furnish the exchange agent with its taxpayer identification number or in certain other circumstances. Backup withholding will not apply, however, to payments made to exempt recipients (such as corporations). Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedures for obtaining the exemption.

PLAN OF DISTRIBUTION

      We will not receive any cash proceeds from the exchange offer.

      We are relying on Section 3(a)(9) of the Securities Act to exempt the exchange offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to “any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange.” The exchange offer is also, pursuant to Section 18(b)(4)(C) of the Securities Act, exempt from the registration and qualification requirements of state securities laws. We have no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting you to accept or reject the exchange offer. In addition, none of our financial advisors and no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the exchange offer. We are also relying on Section 3(a)(9) of the Securities Act to exempt the issuance of our common stock upon conversion of new notes.

      Under current interpretations of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. Unless you are an affiliate of our company: (1) your existing notes are free from restrictions on transfer; (2) we believe that the new notes you will receive if you elect to participate in the exchange offer and the common stock into which your new notes may be converted will assume the same character as the unrestricted existing notes that you tender in the exchange offer and will be deemed to be unrestricted securities; and (3) as a result, you will be able to freely transfer the new notes and the common stock into which your new notes may be converted.

      We have agreed to pay all expenses incident to the exchange offer.

      We will not be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the existing notes, and we and these participants may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes.

      Letters of transmittal, certificates for the existing notes and any other required documents should be sent by each holder or its broker, dealer, commercial bank, trust company or other nominee to the exchange agent:

HSBC Bank USA

Lower Level
One Hanson Place
Brooklyn, New York 11243
Ref: Issuer Services
Attn: Paulette Shaw

By Facsimile:

(718) 488-4488

Confirm by Telephone:

(718) 488-4475

      Any questions regarding procedures for tendering existing notes or requests for additional copies of this offering memorandum and letters of transmittal should be directed to the Information Agent:

D. F. King & Co., Inc.

48 Wall Street
New York, New York 10005
Toll-Free Telephone: (888) 869-7406

      Any questions regarding the terms of this offering memorandum should be directed to the company:

Wickes Inc.

706 North Deerpath Drive
Vernon Hills, Illinois 60061
(847) 367-3414
James A. Hopwood
Senior Vice President and
Chief Financial Officer